Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

AXIOM INTELLIGENCE ACQUISITION CORP 1,

TERRA QUANTUM AG

Markus pflitsch

and

DOUGLAS WARD

dated as of May 25, 2026

i

ii

iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”), dated as of May 25, 2026 (the “Signing Date”), is made and entered into by and among Axiom Intelligence Acquisition Corp 1, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“SPAC”), Terra Quantum AG, a company limited by shares organized under the Laws of Switzerland (the “Company”), Markus Pflitsch, an individual, solely in his capacity as representative for the Company Shareholders, the Swiss HoldCo Shareholders and the Management Shareholders (the “Shareholder Representative”), and, solely for purposes of Section 11.3, Douglas Ward (“”).

RECITALS

WHEREAS, SPAC is a blank check company and was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, following the date hereof, and prior to the Initial Closing, Axiom Intelligence Holdings 1, LLC, a Delaware limited liability company (“Nominee Shareholder”), will form a public limited company organized under the Laws of Switzerland (“PubCo”) with a share capital of CHF100.000. Nominee Shareholder will hold the PubCo shares as a nominee on behalf of SPAC and the SPAC Shareholders, for the purpose of making acquisitions and investments, with the objective of acting as the publicly traded holding company for its investee entities;

WHEREAS, following formation of PubCo, and prior to the Initial Closing, PubCo will form an exempted company limited by shares incorporated under the laws of the Cayman Islands, to be a direct wholly owned subsidiary of PubCo (“Merger Sub” and, together with PubCo each, individually, an “Acquisition Entity” and, collectively, the “Acquisition Entities”), for the purpose of participating in the transactions contemplated herein. Following the formation of each Acquisition Entity, each such Acquisition Entity shall enter into a joinder to this Agreement, in form and substance satisfactory to SPAC and the Company (each, a “Joinder”);

WHEREAS, following the execution and delivery of this Agreement, in connection with the Transactions, SPAC and PubCo may enter into subscription agreements with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors commit to subscribe for and purchase a specified number of PubCo shares for cash;

WHEREAS, PubCo and SPAC intend that SPAC be merged with and into Merger Sub (the “Initial Merger”) in accordance with this Agreement with Merger Sub surviving the Initial Merger;

WHEREAS, following the execution of this Agreement, PubCo and SPAC will appoint a contribution agent (in such function, the “Contribution Agent”) pursuant to a contribution agent agreement as mutually agreed by the parties thereto (the “Contribution Agent Agreement”) and prior to the Initial Merger Effective Time, (i) Nominee Shareholder will transfer all of the PubCo Ordinary Shares and (ii) the PIPE Investors, if any, will transfer the PIPE Investment Amount to the Contribution Agent;

WHEREAS, subject to the terms and conditions hereof, at the Initial Merger Effective Time and following the transfer of the PubCo Ordinary Shares and the PIPE Investment Amount to the Contribution Agent, (i) SPAC will merge with and into Merger Sub, the separate corporate existence of SPAC will cease and Merger Sub will be the surviving company and wholly owned subsidiary of PubCo; (ii) as part of the Initial Merger, Merger Sub will issue shares of Merger Sub (the “Merger Sub Shares”) to the Contribution Agent, acting in its own name but for the account of SPAC and the SPAC Shareholders; (iii) following the actions described in clause (ii), the Contribution Agent will contribute such Merger Sub shares to PubCo as a contribution to the capital contribution reserves (Zuschuss in die Kapitaleinlagereserven) of PubCo and (iv) following the actions undertaken in clause (iii), the Contribution Agent will transfer the PubCo Ordinary Shares to the SPAC Shareholders (clauses (i) through (iii), together with the Initial Merger, the “SPAC Reorganization”);

WHEREAS, following the consummation of the SPAC Reorganization, Merger Sub will distribute its assets to PubCo as a liquidating distribution and, as soon as reasonably possible following the Transactions, shall be dissolved under the Laws of the Cayman Islands (the “Merger Sub Dissolution”);

WHEREAS, following the date hereof, and prior to the Initial Closing, the shareholders of the Company will form a company limited by shares organized under the Laws of Switzerland (“Swiss HoldCo”), and the Company Shareholders will, subject to the Tax Election, contribute their Company Shares indirectly over an independent trustee nominated by the Company (the “Swiss HoldCo Trustee”) as a contribution-in-kind (Sacheinlage) into Swiss HoldCo against receipt of newly issued shares upon incorporation, or, as directed by the Company and subject to the availability of a tax ruling confirming the neutrality under Swiss stamp duty obligations, directly into Swiss HoldCo as contribution to the capital contribution reserves (Zuschuss zu den Kapitaleinlagereserven) against exchange of Swiss HoldCo Shares that the Swiss HoldCo Trustee subscribed for in cash upon incorporation of Swiss HoldCo, whereby a Company Shareholder will receive one Swiss HoldCo Share for one Company Share (the “Swiss HoldCo Contribution”) such that the Company becomes a Subsidiary of Swiss HoldCo. Following its formation, Swiss HoldCo shall enter into a Joinder, pursuant to which Swiss HoldCo will become the merging entity in the Acquisition Merger;

WHEREAS, not earlier than one Business Day following the SPAC Reorganization, Swiss HoldCo will merge with and into PubCo (the “Acquisition Merger” and together with the Initial Merger, the “Mergers”), with PubCo being the surviving entity (PubCo is hereinafter referred to for the periods from and after the Acquisition Effective Time as the “Surviving Corporation”), each Merger to occur upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) (the “Cayman Act”) and Swiss Law requirements, as applicable;

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that the SPAC Reorganization will qualify as a “reorganization” under Section 368(a)(1)(F) of the Code, and (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the SPAC Reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder (the “Intended Tax Treatment”);

WHEREAS, the Company has received, concurrently with the execution and delivery of this Agreement, a Sponsor Support Agreement (the “Sponsor Support Agreement”) signed by the Company, SPAC and Axiom Intelligence Holdings 1, LLC, a Delaware limited liability company (“Sponsor”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, Sponsor agrees (a) to vote in favor of (i) the Transactions and (ii) the other Transaction Proposals, (b) to appear at the SPAC Shareholders’ Meeting for purposes of constituting a quorum, (c) to vote against any proposals that would impede the Transactions or any other Transaction Proposal, (d) not to redeem any SPAC Shares held by Sponsor, (e) not to transfer any SPAC Securities held by Sponsor, and (f) to release SPAC, PubCo, the Company and its Subsidiaries from all claims in respect of or relating to the period prior to the Acquisition Closing, subject to the exceptions set forth therein (with the Company agreeing to release the Sponsor and SPAC on a reciprocal basis);

WHEREAS, SPAC has received concurrently with the execution and delivery of this Agreement, as a material inducement to SPAC to enter into this Agreement, Shareholder Voting, Support and Lock-Up Agreements (the “Shareholder Support Agreements”) signed by the Company and certain applicable Company Shareholders, pursuant to which, among other things, and subject to the terms and conditions set forth therein, such Company Shareholders (in their capacity as Company Shareholders and Swiss HoldCo Shareholders) agree (a) to vote in favor of the Transactions, (b) to vote against any proposals that would impede in any material respect the Transactions, (c) not to transfer any Company Shares held by such Company Shareholders (other than in connection with the Swiss HoldCo Contribution), and (d) for the period after the Acquisition Closing specified therein, not to transfer certain PubCo Ordinary Shares held by such Company Shareholders, if any, subject to certain exceptions;

WHEREAS, concurrently with delivery of the Joinder, each of PubCo and Swiss HoldCo will enter into a joinder to the Shareholder Support Agreements and the Sponsor Support Agreement, each in form and substance satisfactory to SPAC and the Company;

WHEREAS, on or prior to the Closing, PubCo, Sponsor, SPAC and certain holders of Swiss HoldCo Shares shall enter into a registration rights agreement in form and substance reasonably satisfactory to the parties hereto (the “Registration Rights Agreement”), to be effective as of the Acquisition Closing;

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that this Agreement, the Mergers and the other Transactions are fair to, advisable and in the best interests of SPAC and constitute a “Business Combination” as such term is defined in the SPAC Charter, (b) (i) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (ii) approved and declared advisable the Sponsor Support Agreement, the Shareholder Support Agreements, and the execution, delivery and performance thereof, (c) resolved to recommend the adoption of this Agreement by the shareholders of SPAC, and (d) directed that this Agreement be submitted to the shareholders of SPAC for their adoption; and

WHEREAS, (a) the board of directors of Merger Sub is expected to (i) determine that the Initial Merger is fair to, advisable and in the best interests of Merger Sub, (ii) approve and declare advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions and (b) the sole shareholder of Merger Sub is expected to adopt a resolution by written consent approving this Agreement and the Transactions;

WHEREAS, (a) the board of directors of PubCo is expected to (i) determine that it is fair to, advisable and in the best interests of PubCo to enter into this Agreement and to consummate the Mergers and the other Transactions, and (ii) approve and declare advisable this Agreement, the Sponsor Support Agreement, and the Shareholder Support Agreements and the execution, delivery and performance thereof and (b) the sole shareholder of PubCo is expected to adopt a resolution by written consent approving this Agreement and the Transactions;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that this Agreement, the Mergers and the other Transactions are in the best interests of the Company, (b) (i) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (ii) approved and declared advisable the Sponsor Support Agreement, the Shareholder Support Agreements and the execution, delivery and performance thereof, and (c) resolved to recommend the adoption of this Agreement by the shareholders of the Company; and

WHEREAS, the board of directors of Swiss HoldCo is expected to (a) determine that it is fair to, advisable and in the best interests of Swiss HoldCo to enter into this Agreement and to consummate the Acquisition Merger and the other Transactions, (b) approve and declare advisable this Agreement, the Sponsor Support Agreement, the Shareholder Support Agreements and the execution, delivery and performance thereof, and (c) resolve to recommend the adoption of this Agreement by the Swiss HoldCo Shareholders.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, PubCo, Merger Sub, Swiss HoldCo and the Company agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Merger Consideration” means the sum of all PubCo Ordinary Shares receivable by Swiss HoldCo Shareholders pursuant to Section 2.3(e).

“Acquisition Entity” has the meaning given in the Recitals hereto;

“Action” means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, arbitration or other similar proceeding, including, without limitation, any tax litigation or appeals against tax assessments and/or tax court proceedings, initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law;

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of a Person which is a fund or which is directly or indirectly Controlled by a fund, the term “Affiliate” also includes (a) any of the general partners of such fund, (b) the fund manager managing such fund, any other person which, directly or indirectly, Controls such fund or such fund manager, or any other funds managed by such fund manager and (c) trusts (excluding the Trust Account for all purposes other than for the sole purpose of the release of the proceeds of the Trust Account set forth in Section 8.1) Controlled by or for the benefit of any Person referred to in (a) or (b);

“Benefit Plan” means any (a) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), program, policy, practice, Contract or other arrangement, including any compensation, severance, termination pay, deferred compensation, retirement, profit sharing, incentive, bonus, health, welfare, performance awards, share or share-related awards (including stock option, stock purchase, stock ownership, restricted stock unit, or other equity or equity-based compensation), disability, death benefit, life insurance, fringe benefits or other employee benefits or remuneration of any kind, and (b) any employment, indemnification, consulting, retention or stay-bonus agreement, severance, transaction or change-in control agreement, in each case, whether written, unwritten or otherwise, that is or has been sponsored, maintained, contributed to or required to be contributed to by the Company or its Affiliates for the benefit of any current or former employee, director, commissioner or officer, consultant or contractor of the Company and its Subsidiaries in each case other than any statutory benefit plan mandated by Law;

“Business Combination” has the meaning given in the SPAC Charter;

“Business Data” means confidential or proprietary data, databases, data compilations and data collections (including customer databases) technical, business and other information, including Personal Data;

“Business Day” means a day on which commercial banks are open for business in New York, USA, the Cayman Islands and Zurich, Switzerland, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled);

“Closing Company Accounts” means the audited consolidated accounts of the Company as of March 31, 2026;

“Closing Date” shall mean each of the Initial Closing Date and the Acquisition Closing Date;

“Code” means the Internal Revenue Code of 1986;

“Company Accounts” means (i) as of the Signing Date, the unaudited consolidated balance sheet of the Company as of the Company Accounts Date, and the audited consolidated statements of income and profit and loss, and cash flows, for the 12 month period ending as of the Company Accounts Date, and (ii) as of the Closing Date, the audited consolidated balance sheet of the Company as of the Company Accounts Date, and the audited consolidated statements of income and profit and loss, and cash flows, for the 12 month period ending as of the Company Accounts Date;

“Company Accounts Date” means December 31, 2025;

“Company Acquisition Proposal” means (a) any, direct or indirect, acquisition by any third party, in one transaction or a series of transactions, of the Company or of more than 20% of the consolidated total assets, Equity Securities or businesses of the Company and its Controlled Affiliates taken as a whole (whether by merger, consolidation, scheme of arrangement, business combination, reorganization, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) other than the Transactions; (b) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of voting Equity Securities representing more than 20%, by voting power, of the Company (whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise) or of the Company’s Controlled Affiliates which comprise more than 20% of the consolidated total assets, revenues or earning power of the Company and its Controlled Affiliates taken as a whole other than the Transactions, (c) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of more than 20% of the consolidated total assets, revenues or earning power of the Company and its Controlled Affiliates taken as a whole, other than by SPAC or its Affiliates or pursuant to the Transactions or (d) the issuance by the Company of more than 20% of its voting Equity Securities as consideration for the assets or securities of a third party (whether an entity, business or otherwise); provided, however, that none of the transactions or potential transactions (should they occur) listed on Section 7.1 of the Company Disclosure Letter, individually or together with any other transaction or potential transaction (should it occur) listed on Section 7.1 of the Company Disclosure Letter, shall constitute a Company Acquisition Proposal or be considered in determining whether the percentage thresholds in this definition have been met;

“Company Charter” means the articles of association of the Company;

“Company Contract” means any Contract to which a Group Company is a party or by which a Group Company is bound;

“Company Fundamental Representations” means the representations and warranties contained in Sections 3.1 (Organization, Good Standing and Qualification), 3.3 (Corporate Structure; Subsidiaries), 3.4 (Authorization), 3.7 (Tax Matters), 3.14 (Intellectual Property Rights), 3.15 (Labor and Employment Matters), and 3.16 (Brokers);

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP (or other applicable accounting principles) or any interpretation or enforcement thereof, (b) any change in interest rates, currency exchange rates, commodity prices or economic, political, regulatory, business, capital markets or financial market conditions generally (whether in the United States, Switzerland, the European Union or any other jurisdiction or globally), (c) the negotiation, announcement, execution, pendency or performance of this Agreement or the Transaction Documents or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, partners, employees or Governmental Authorities (provided that this clause (c) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions), (d) the taking of any action expressly required to be taken, or the failure to take any action expressly prohibited from being taken, under this Agreement, or any action taken (or omitted to be taken) at the written request or with the prior written consent of SPAC, (e) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic or other public health emergency (including any escalation or worsening thereof and any quarantine, shelter-in-place, social distancing or other Law, directive, guideline or recommendation issued by any Governmental Authority in connection therewith), acts of nature or any change in climate or weather conditions, (f) any acts of terrorism, sabotage, cyberattack, military action or war (whether or not declared), the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, civil unrest, riots or insurrections, (g) any failure in and of itself of the Company and any of its Subsidiaries to meet any internal or published projections, budgets, forecasts, estimates or predictions (whether financial, operational or otherwise) for any period, or any change in the price or trading volume of any securities of the Company or any of its Subsidiaries (provided that the underlying causes of such failure or change may, subject to the other exceptions in this definition, be taken into account in determining whether a Company Material Adverse Effect has occurred), (h) any Events generally applicable to the quantum computing industry or to the other industries or markets in which the Company or any of its Subsidiaries operate, (i) any Events that are cured by the Company prior to the Acquisition Closing, or (j) any matter set forth in the Company Disclosure Letter or otherwise disclosed in writing to SPAC prior to the date of this Agreement; provided, however, that in the case of clauses (a), (b), (e), (f) and (h), any such Event to the extent it disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries and geographies in which such Persons operate may be taken into account in determining whether there has been a Company Material Adverse Effect, but solely to the extent of the incremental disproportionate adverse impact;

“Company Shareholder” means any holder of any Company Shares;

“Company Shareholders’ Approval” means the approval by the Company Shareholders of (a) the Swiss HoldCo Contribution and (b) the Transactions contemplated by this Agreement, in each case, by Company Shareholders representing at least two-thirds of all outstanding Company Shares in accordance with applicable Swiss Law and the Company Charter;

“Company Shares” means the Ordinary Shares and the Preferred Shares; provided, that, when referenced herein, shall also mean the Equity Securities of any Subsidiary of the Company, as the context so requires;

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by Swiss HoldCo, the Company or any of its Subsidiaries or Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, (b) any and all filing fees payable by the Company or any of its Subsidiaries or Affiliates to the Governmental Authorities in connection with the Transactions and (c) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of the Company or any of its Subsidiaries pursuant to any agreement to which the Company or any of its Subsidiaries is a party prior to the Acquisition Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions along with the employer portion of any related payroll or other employment Taxes;

“Company Virtual Share Award” means each award of virtual shares, phantom shares or similar rights granted under the Company Phantom Share Plan that is outstanding immediately prior to the Acquisition Effective Time;

“Company Phantom Share Plan” means the phantom share plan enacted by the board of directors of the Company on 29 September 2021 and as amended from time to time;

“Competing SPAC” means any publicly traded special purpose acquisition company other than SPAC;

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage, guarantee, purchase order, insurance policy or commitment or undertaking of any nature that has any outstanding rights or obligations;

“Control” in relation to any person means (a) the ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the shares then in issue and conferring the right to vote at all general meetings of such Person or (b) the ability to direct or cause the direction of the management and policies of such Person whether by contract or otherwise, and “Controlled”, “Controlling” and “under common Control with” shall be construed accordingly;

“Disclosure Letter” means, as applicable, the Company Disclosure Letter and the SPAC Disclosure Letter.;

“Diligence Review Period” means the period commencing on the Signing Date and ending at 11:59 p.m. (New York time) on the date that is 20 days following the Signing Date.

“DTC” means the Depository Trust Company;

“Employment Agreements” means the employment agreements between PubCo and each Person who is a Senior Management Member, including, among other things, customary non-competition restrictions, in form and substance reasonably satisfactory to the parties hereto.

“Environmental Laws” means all Laws concerning pollution, protection of the environment, or human health or safety;

“Equity Securities” means, with respect to any Person, any capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person);

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” of any entity means each entity that is or was at any time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414 of the Code;

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Exchange Ratio” means the quotient obtained by dividing the Price per Share by $10.00;

“Exercise Price” has the meaning set forth in Section 2.3(e)(iii)(C).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time;

“Government Official” means any officer, cadre, civil servant, employee or any other person acting in an official capacity for any Governmental Authority (including any political party or official thereof), or to any candidate for political office;

“Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, regulation or compliance, or any arbitrator or arbitral body;

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority;

“Group Company” means the Company and its Subsidiaries, and “Group Companies” means, collectively, all of them;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (c) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (d) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (e) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” but excluding payables arising in the Ordinary Course, (f) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (e), and (g) all Indebtedness of another Person referred to in clauses (a) through (f) above guaranteed directly or indirectly, jointly or severally;

“Initial Merger Consideration” means the sum of all PubCo Ordinary Shares receivable by SPAC Shareholders pursuant to Section 2.2(f)(iii);

“Intellectual Property” means all intellectual property rights in any and all jurisdictions worldwide, including: (a) Patents, (b) Trademarks, (c) copyrights, and mask works, (d) Trade Secrets, (e) “moral” rights, rights of publicity or privacy, data base or data collection rights and other similar intellectual property rights, (f) registrations, applications, and renewals for any of the foregoing in (a)-(d), and (g) all rights in the foregoing; provided, however, that the term “Intellectual Property” shall not include and expressly excludes any Business Data (or any intellectual property or other rights therein);

“Investment Company Act” means the Investment Company Act of 1940;

“Joinders” has the meaning given in the Recitals hereto.

“Knowledge of SPAC” or any similar expression means the actual knowledge, following due inquiry, of Richard Dodd and Robert Dilling;

“Knowledge of the Company” or any similar expression means the actual knowledge, following due inquiry, of Markus Pflitsch, Dr. Eike Marx, and Dr. Florian Neukart;

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity;

“Leased Real Property” means any real property subject to a Company Lease;

“Liabilities” means debts, liabilities and obligations (including Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, deferred or actual, determined or determinable, known or unknown, including those arising under any law, action or Governmental Order and those arising under any Contract;

“Licensed IP” means Intellectual Property licensed to the Company or any of its Subsidiaries from a third party that is material to the operation of the business of the Company and its Subsidiaries as presently conducted and contemplated to be conducted;

“Management Shareholders” means the individuals set forth on Section 2.7 of the Company Disclosure Letter;

“Material Contracts” means, collectively, each Company Contract that:

(i)	involves obligations (contingent or otherwise), payments or revenues in excess of $1,000,000 in the last 12 months prior to the date of this Agreement or expected obligations (contingent or otherwise), payments or revenues in excess of $1,000,000 in the next 12 months after the date of this Agreement;

(ii)	is with a Related Party (other than those employment agreements, confidentiality agreements, non-competition agreements or any other agreement of similar nature entered into in the Ordinary Course with employees or technical consultants) with an amount of over $1,000,000;

(iii)	involves (A) indebtedness for borrowed money or (B) an extension of credit, a guaranty, surety or assumption of any obligation or any secondary or contingent Liabilities, deed of trust, or the grant of a Security Interest, in each case with an amount higher than $1,000,000;

(iv)	involves the lease, license, sale, use, disposition or acquisition of a business or assets constituting a business involving purchase price, payments or revenues in excess of $1,000,000;

(v)	involves the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration with an amount higher than $1,000,000;

(vi)	involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any personal property (except for personal property leases in the Ordinary Course and involving payments of less than $1,000,000 in the last 12 months prior to the date of this Agreement or expected payments of less than $1,000,000 in the next 12 months after the date of this Agreement);

(vii)	involves the establishment, contribution to, or operation of a partnership, joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, Equity Securities or assets of any person, involving payments of an amount higher than $1,000,000;

(viii)	is a collective bargaining agreement with a Union; or

(ix)	is with a Governmental Authority or sole-source supplier of any product or service (other than utilities), in each case involving payments of an amount higher than $1,000,000;

“Merger Sub Dissolution” has the meaning given in the Recitals hereto;

“Ordinary Course” means, with respect to an action taken or refrained from being taken by a Person, that such action or omission is taken in the ordinary course of the normal day-to-day operations of such Person, or interpretations whether taken prior to or following the date of this Agreement;

“Ordinary Shares” has the meaning given to that term in the Company Charter;

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended;

“Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries;

“Patents” means patents, including utility models, industrial designs and design patents, and applications therefor (and any patents that issue as a result of those patent applications), and including all divisionals, continuations, continuations-in-part, continuing prosecution applications, substitutions, reissues, re-examinations, renewals, provisionals and extensions thereof, and any counterparts worldwide claiming priority therefrom;

“Permitted Encumbrance” means (a) Security Interests for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Security Interests arising or incurred in the Ordinary Course in respect of amounts that are not yet due and payable; (c) rights of any third parties that are party to or hold an interest in any Contract to which the Company or any of its Subsidiaries is a party; (d) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or Security Interests that do not materially interfere with the present use of the Leased Real Property, (e) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Security Interests thereon, (ii) any Security Interests permitted under the Company Lease, and (iii) any Security Interests encumbering the real property of which the Leased Real Property is a part, (iv) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (f) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course, (g) Ordinary Course purchase money Security Interests and Security Interests securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Security Interests arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (i) reversionary rights in favor of landlords under any Company Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (j) any other Security Interests that have been incurred or suffered in the Ordinary Course and do not materially impair the existing use of the property affected by such Security Interest, and (k) any Security Interests set forth on Section 1.1 of the Disclosure Letter;

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind;

“PIPE Investment Amount” means the aggregate gross proceeds received by PubCo from the PIPE Investors pursuant to the Subscription Agreements;

“PIPE Investments” means the equity investments in PubCo to be made by the PIPE Investors pursuant to the Subscription Agreements;

“Preferred Shares” means any class or series of preferred shares, preference shares or similar Equity Securities of any Person having a preference over ordinary shares or common shares with respect to dividends, liquidation or otherwise;

“Private Placement” means the private placement of PubCo Ordinary Shares to the PIPE Investors pursuant to the Subscription Agreements;

“Personal Data” means (a) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including name, street address, telephone number, email address, photograph, social security number, government-issued ID number, customer or account number, health information, financial information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information; or (b) all other data or information that is otherwise protected by any Privacy Laws;

“Plan of Initial Merger” means a plan of merger in respect of the Initial Merger, in form and substance reasonably satisfactory to the Parties;

“Price per Share” means the quotient of $3,500,000,000 divided by the issued and outstanding Swiss HoldCo Shares, on a fully diluted basis (taking into account, for the avoidance of doubt, the dilution from the conversion of the Company Virtual Share Awards and the Tax Election);

“Privacy Laws” means all Laws applicable to or otherwise concerning the Processing of Personal Data, including incident reporting and Security Incident notifying requirements;

“Process” or “Processing” means, with respect to Personal Data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, erasure or destruction of such Personal Data;

“Prohibited Person” means any Person that is (a) a national or organized under the laws of, or resident in, any U.S. embargoed or restricted country (which, as of the date of this Agreement, consists of Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine), (b) included on any Sanctions-related list of blocked or designated parties (including the United States Commerce Department’s Denied Parties List, Entity List, and Unverified List; the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers List, Specially Designated Terrorists List, Specially Designated Global Terrorists List, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; or any list of Persons subject to sanctions issued by the United Nations Security Council, HM Treasury of the United Kingdom, the European Union and Switzerland); (c) owned fifty percent or more, directly or indirectly, by a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above; (d) is a Person acting in his or her official capacity as a director, officer, employee, or agent of a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above; or (e) a Person with whom business transactions, including exports and imports, are otherwise restricted by Sanctions, including, in each clause above, any updates or revisions to the foregoing and any newly published rules;

“Proxy Statement” means the proxy statement forming part of the Proxy/Registration Statement filed with the SEC, with respect to the SPAC Shareholders’ Meeting and the Transactions, to be used for the purpose of soliciting proxies from SPAC Shareholders to approve the Transaction Proposals;

“PubCo Ordinary Shares” means ordinary shares of PubCo, par value $0.0001 per share, as defined in the PubCo Charter;

“PubCo Shares” means the PubCo Ordinary Shares and any other Equity Securities of PubCo;

“PubCo Virtual Share Plan” has the meaning given in Section 5.12(b);

“Recharge Agreement” means the intercompany recharge agreement to be entered into on or prior to the Acquisition Closing between PubCo and the Company (or, as the case may be, its Subsidiary incurring employment costs in connection with the Virtual Share Awards), in form and substance reasonably satisfactory to the parties hereto, pursuant to which PubCo shall be entitled to recharge to the Company (or as the case may be, its Subsidiary incurring employment costs in connection with the Virtual Share Awards) the costs and expenses (including any Tax costs) incurred by PubCo in connection with the issuance or delivery of PubCo Ordinary Shares in respect of Assumed Virtual Share Awards held by employees or service providers of the Company or any of its Subsidiaries;

“Registered IP” means Owned IP issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority, Internet domain name registrar or other authority;

“Related Party” means (a) any member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of the Company or any of its Subsidiaries, (b) any director, commissioner or officer of the Company or any of its Subsidiaries, in each case of clauses (a) and (b), excluding the Company or any of its Subsidiaries;

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates;

“Required Governmental Authorization” means all material franchises, approvals, permits, consents, qualifications, certifications, authorizations, licenses, orders, registrations, certificates, variances or other similar permits, rights and all pending applications therefor from or with the relevant Governmental Authority required to operate the business of the Company and any of its Subsidiaries, as currently conducted, in accordance with applicable Law;

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including the United States Commerce Department’s Denied Parties List, Entity List, and Unverified Lists, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers List, or Specially Designated Terrorists List, Specially Designated Global Terrorists List, or the Annex to Executive Order No. 13224, and the Department of State’s Debarred List), (b) the European Union and enforced by its member states, (c) the United Nations Security Council, (d) His Majesty’s Treasury of the United Kingdom and (e) any other similar economic sanctions administered by a Governmental Authority;

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933;

“Security Incident” means a data breach or other security incident that results in unauthorized access, disclosure, use, alteration, corruption, destruction, or loss of Personal Data;

“Security Interest” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other similar encumbrance of any kind, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law, (b) any proxy, voting trust agreement, option or transfer restriction in favor of any Person and (c) any adverse claim as to title, possession or use, except for any of the foregoing referred to in clauses (a), (b) or (c) above created by or arising under any Transaction Documents, applicable Law or otherwise arising by statutes;

“Senior Management Members” means the Management Shareholders;

“Shareholder Merger Consideration” means the Initial Merger Consideration and the Acquisition Merger Consideration, as applicable;

“Shareholders’ Agreement” means any shareholders’ agreement, investor rights agreement or similar Contract among the Company and any of its shareholders governing the rights and obligations of the shareholders with respect to the Company;

“Social Insurance” means any form of social insurance required under applicable Law, including social security, employment, unemployment or employee insurance, workmen’s compensation and medical insurance, and any contribution payable therewith to any Governmental Authority or social welfare organization;

“Software” means computer software programs, including all source code and object code, software development kits, tools, databases, data files, APIs, and related documentation and materials, whether in source code, object code, human-readable or machine-readable form;

“SPAC Accounts Date” means March 31, 2026;

“SPAC Acquisition Proposal” means: (a) any, direct or indirect, acquisition, merger, domestication, reorganization, business combination, “initial business combination” under SPAC’s initial IPO prospectus or similar transaction, in one transaction or a series of transactions, involving SPAC or involving all or a material portion of the assets, Equity Securities or businesses of SPAC (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (b) any equity or similar investment in SPAC or any of its controlled Affiliates, other than the Private Placement;

“SPAC Charter” means the Amended and Restated Memorandum of Association of SPAC, as adopted by special resolution, dated as of June 17, 2025, as amended or restated from time to time;

“SPAC Class A Ordinary Shares” means Class A ordinary shares of SPAC, par value $0.0001 per share, as defined in the SPAC Charter;

“SPAC Class B Ordinary Shares” means Class B ordinary shares of SPAC, par value $0.0001 per share, as defined in the SPAC Charter;

“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of SPAC or (ii) the ability of SPAC to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic, acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any Events that are cured by SPAC prior to the Acquisition Closing, (g) any change in the trading price or volume of the SPAC Units, or SPAC Ordinary Shares (provided that the underlying causes of such changes referred to in this clause (g) may be considered in determining whether there is a SPAC Material Adverse Effect except to the extent such cause is within the scope of any other exception within this definition), or (h) any worsening of the Events referred to in clauses (b), (d), (e) or (f) to the extent existing as of the date of this Agreement; provided, however, that in the case of each of clauses (b), (d) and (e), any such Event to the extent it disproportionately affects SPAC relative to other special purpose acquisition companies shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect. Notwithstanding the foregoing, with respect to SPAC, the amount of SPAC Share Redemptions or the failure to obtain SPAC Shareholders’ Approval shall not be deemed to be a SPAC Material Adverse Effect;

“SPAC Ordinary Shares” means, collectively, SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares;

“SPAC Rights” means, collectively, the rights of SPAC entitling each holder thereto to one-tenth of one SPAC Ordinary Share.

“SPAC Securities” means, collectively, the SPAC Shares and the SPAC Rights;

“SPAC Share Redemption” means the election of an eligible (as determined in accordance with the SPAC Charter) holder of SPAC Ordinary Shares to redeem all or a portion of the SPAC Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (as determined in accordance with SPAC Charter) in connection with the Transaction Proposals;

“SPAC Shareholder” means any holder of any SPAC Shares;

“SPAC Shareholders’ Approval” means (a) the approval of the Business Combination by Ordinary Resolution (as defined in the SPAC Charter) and the approval of this Agreement, the Plan of Initial Merger and the Initial Merger by an affirmative vote of the holders of at least two-thirds of the SPAC Shares as, being present and entitled to do so, vote in person or, where proxies are allowed, by proxy (as determined in accordance with the SPAC Charter) at a SPAC Shareholders’ Meeting duly called by the SPAC Board held for such purpose and (b) the approval of any other proposals as the SEC (or staff member thereof) indicates (i) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (ii) are required to be approved by the shareholders of SPAC in order for the Acquisition Closing to be consummated;

“SPAC Shares” means, collectively, SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares;

“SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by SPAC, the Acquisition Entities or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees (including deferred underwriting fees), costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) Transfer Taxes, and (c) any and all filing fees to the Governmental Authorities in connection with the Transactions;

“SPAC Unit” means the units issued in SPAC’s IPO or the exercise of the underwriters’ overallotment option consisting of one SPAC Class A Ordinary Share and one SPAC Right;

“Sponsor” means Axiom Intelligence Holdings 1, LLC, a Delaware limited liability company.

“Sponsor Affiliate” means any Affiliate of Sponsor;

“Subsidiary” means, with respect to a Person, an entity of which a majority of both the economic interests and voting interests is owned or controlled, directly or indirectly, by such Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively;

“Subscription Agreements” means the subscription agreements to be entered into by and among SPAC, PubCo and the PIPE Investors in connection with the PIPE Investments;

“Swiss HoldCo Charter” means the articles of association of Swiss HoldCo;

“Swiss HoldCo Board” means the board of directors of Swiss HoldCo;

“Swiss HoldCo Shareholder” means any holder of any Swiss HoldCo Shares;

“Swiss HoldCo Shares” means the ordinary shares of Swiss HoldCo, as defined in the Swiss HoldCo Charter;

“Swiss HoldCo Shareholders’ Approval” means the approval by the Swiss HoldCo Shareholders of the Acquisition Merger and the other Transactions contemplated by this Agreement, in each case in accordance with applicable Swiss Law and the Swiss HoldCo Charter;

“Swiss Law” means all federal, state, or local laws applicable in Switzerland, as amended from time to time;

“Tax” or “Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, sickness, old age, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto, and any liability therefor as a transferee or successor, as a result of Treasury Regulations Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, and in each case, whether disputed or not;

“Tax Election” means a Company Shareholders election not to contribute its Company Shares into Swiss HoldCo, to avoid material negative tax consequences of the Transaction, and to transfer such Company Shareholder’s Company Shares to an escrow agent jointly designated by SPAC and the Company, such Company Shares to be held on the account of such Company Shareholder and released as set forth in an escrow agreement reasonably satisfactory to the Company and SPAC.

“Tax Returns” means all U.S. federal, state, local, provincial and non-U.S. returns, declarations, computations, notices, statements, claims, reports, schedules, forms and information returns, including any attachment thereto or amendment thereof, required or permitted to be supplied to, or filed with, a Governmental Authority with respect to Taxes;

“Trade Secrets” means confidential or proprietary information and any know how and other inventions, processes, models, methodologies and other information that (a) derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy;

“Trademarks” means trade names, logos, trademarks, service marks, service names, trade dress, company names, collective membership marks, certification marks, slogans, toll-free numbers, and other forms indicia of origin, whether or not registerable as a trademark in any given country, together with registrations and applications therefor, and the goodwill associated with any of the foregoing;

“Transaction Documents” means, collectively, this Agreement, the Sponsor Support Agreement, the Shareholder Support Agreements, the Registration Rights Agreement, the Assignment, Assumption and Amendment Agreement, the Employment Agreements, the Initial Merger Filing Documents, the Acquisition Merger Filing Documents, the Recharge Agreement and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them;

“Transactions” means, collectively, the Mergers and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents;

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions;

“Union” means any union, works council or other employee representative body;

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as determined in good faith by PubCo; and

Section 1.2. Other Definitions.

A&R Articles of Merger Sub	2.2(c)
Acquisition Closing	2.3(a)
Acquisition Closing Date	2.3(a)
Acquisition Effective Time	2.3(a)
Acquisition Entity	Recitals
Acquisition Merger	Recitals
Acquisition Merger Filing Documents	2.3(a)
Agreement	Preamble
Anticorruption Laws	3.6(d)
Articles of the Surviving Corporation	2.3(c)
Assumed Virtual Share Award	2.3(e)(iii)
Axiom Group	13.9(a)
Cayman Act	Recitals
Company	Preamble
Company Board	Recitals
Company Certificates	2.5(d)
Company Cure Period	11.1(e)
Company Director	2.4(a)(ii)
Company Disclosure Letter	III
Company Lease	3.13(b)
Company Material Lease	3.13(b)
Company Non-Recourse Party	13.18
Contribution Agent Agreement	Recitals
Swiss HoldCo Shareholders’ Meeting	9.2(c)
Exchange Agent	2.5(a)
Initial Closing	2.2(a)
Initial Closing Date	2.2(a)
Initial Merger	Recitals
Initial Merger Effective Time	2.2(a)
Initial Merger Filing Documents	2.2(a)
Intended Tax Treatment	Recitals
Interim Period	7.1
Investment Amount	4.18(a)
IPO	13.1
IT Systems	3.14(d)
JOBS Act	4.13
Letter of Transmittal	2.5(a)
Lost Certificate Affidavit	2.5(f)
Majority Holders	13.2(c)

Material Permits	3.6(g)
Merger Sub	Recitals
Merger Sub Share	5.2(a)
Mergers	Recitals
Nominee Shareholder	Recitals
PIPE Investments	Recitals
Private Placement	Recitals
Proxy/Registration Statement	9.2(a)(i)
PubCo	Preamble
PubCo Incentive Equity Plan	5.12
PubCo Shares	5.2(a)
Registration Rights Agreement	Recitals
Regulatory Approvals	9.1(a)
Shareholder Representative	Preamble
Shareholder Support Agreements	Recitals
SPAC	Preamble
SPAC Board	Recitals
SPAC Board Recommendation	9.2(b)(ii)
SPAC Certificates	2.5(b)
SPAC Cure Period	11.1(f)
SPAC Director	2.4(a)(ii)
SPAC Disclosure Letter	IV
SPAC Financial Statements	4.7(a)
SPAC Non-Recourse Party	13.18
SPAC SEC Filings	4.12
SPAC Shareholders’ Meeting	9.2(b)(i)
Specified Governmental Authority	9.1(b)
Sponsor	Recitals
Sponsor Affiliate	Recitals
Sponsor Support Agreement	Recitals
Stockholder Certificates	2.5(d)
Stockholder Litigation	9.6
Subsequent Merger	2.2(f)
Subsequent Survivor	2.2(f)
Surviving Corporation	Recitals
Swiss HoldCo Board Recommendation	9.2(c)(ii)
Swiss HoldCo Trustee	Recitals
Terminating Company Breach	11.1(e)
Terminating SPAC Breach	11.1(f)
Transaction Proposals	9.2(a)(i)
Transmittal Documents	2.5(d)
Trust Account	13.1
Trust Agreement	4.12
Trustee	4.12
Terra Quantum Group	13.19(b)

Section 1.3. Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; (ix) the word “will” shall be construed to have the same meaning as the word “shall”; (x) unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form; (xi) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (xii) references to “written” or “in writing” include in electronic form; and (xiii) a reference to any Person includes such Person’s predecessors, successors and permitted assigns;

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References to “$”, “dollar”, or “cents” are to the lawful currency of the United States of America.

(d) Whenever this Agreement refers to a number of days or months, such number shall refer to calendar days or months unless Business Days are expressly specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e) All accounting terms used in this Agreement and not expressly defined in this Agreement shall have the meanings given to them under GAAP.

(f) Unless the context of this Agreement otherwise requires, references to the Company with respect to periods following the Acquisition Effective Time shall be construed to mean the Surviving Corporation and vice versa.

(g) The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto.

(h) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(i) Capitalized terms used in the Exhibits and the Disclosure Letter and not otherwise defined therein have the meanings given to them in this Agreement.

(j) With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

ARTICLE II
TRANSACTIONS; CLOSING

Section 2.1. Organizational Documents of PubCo. At the Initial Merger Effective Time, PubCo’s Organizational Documents, as in effect immediately prior to the Initial Merger Effective Time, shall be amended and restated to read in their entirety in form and substance reasonably satisfactory to the parties hereto (the “PubCo Charter”), and, as so amended and restated, shall be the articles of association of PubCo, until thereafter amended in accordance with the terms thereof and applicable Swiss Law.

Section 2.2. The Initial Merger.

(a) Transfer of PubCo Ordinary Shares to Contribution Agent. Prior to the Initial Closing (defined below), Nominee Shareholder shall transfer to the Contribution Agent into escrow the PubCo Ordinary Shares held by Nominee Shareholder, subject to the terms and conditions of the Contribution Agent Agreement.

(b) Initial Merger. On the date which is three Business Days after the first date on which all conditions set forth in Article X that are required hereunder to be satisfied on or prior to the Initial Closing shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Initial Closing, but subject to the satisfaction or waiver thereof), or at such other time or in such other manner as shall be agreed upon by SPAC and the Company in writing, the closing of the Transactions contemplated by this Agreement with respect to the Initial Merger (the “Initial Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 13.10. At the Initial Closing, SPAC, PubCo and Merger Sub shall cause SPAC to be merged with and into Merger Sub, with Merger Sub being the surviving company in the Initial Merger (the day on which the Initial Closing occurs, the “Initial Closing Date”). On the Initial Closing Date, SPAC and Merger Sub shall execute and cause to be filed with the Registrar of Companies of the Cayman Islands, the Plan of Initial Merger and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Law to make the Initial Merger effective (collectively, the “Initial Merger Filing Documents”). The Initial Merger shall become effective at the time when the Plan of Initial Merger has been accepted for filing by the Registrar of Companies of the Cayman Islands or at such later time as may be agreed by Merger Sub and SPAC in writing with the prior written consent of the Company and specified in the Plan of Initial Merger (the “Initial Merger Effective Time”).

(c) Effect of the Initial Merger. At and after the Initial Merger Effective Time, the Initial Merger shall have the effects set forth in this Agreement, the Plan of Initial Merger and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Initial Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of SPAC and Merger Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of Merger Sub as the surviving company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by Merger Sub of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub set forth in this Agreement and the other Transaction Documents to which SPAC or Merger Sub is a party, and Merger Sub shall thereafter exist as a wholly owned subsidiary of PubCo (until the Merger Sub Dissolution) and the separate corporate existence of SPAC shall cease to exist.

(d) Organizational Documents of Merger Sub. At the Initial Merger Effective Time, the Organizational Documents of Merger Sub, as in effect immediately prior to the Initial Merger Effective Time, shall be the memorandum and articles of association of Merger Sub, until thereafter amended in accordance with the terms thereof and the Cayman Act.

(e) Directors and Officers of Merger Sub. At the Initial Merger Effective Time, the board of directors and officers of Merger Sub and SPAC shall cease to hold office, and the board of directors of Merger Sub and the officers of Merger Sub shall be appointed as determined by the Company, each to hold office in accordance with the A&R Articles of Merger Sub until they are removed or resign in accordance with the A&R Articles of Merger Sub or until their respective successors are duly elected or appointed and qualified.

(f) Effect of the Initial Merger on Issued Securities of SPAC and Merger Sub. At the Initial Merger Effective Time, by virtue of and as part of the agreed consideration for the Initial Merger and without any action on the part of any party hereto or the holders of securities of SPAC or Merger Sub:

(i) SPAC Units. Each SPAC Unit outstanding immediately prior to the Initial Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one SPAC Right in accordance with the terms of the applicable SPAC Unit, which underlying SPAC Securities shall be adjusted in accordance with the applicable terms of this Section 2.2(f).

(ii) SPAC Rights. Each SPAC Right that is outstanding immediately prior to the Initial Merger Effective Time (after giving effect to the detachment of the SPAC Units as set forth in Section 2.2(f)(i)) shall be converted into one-tenth of one SPAC Class A Ordinary Share. The holders of certificates previously evidencing SPAC Rights outstanding immediately prior to the Initial Merger Effective Time shall cease to have any rights with respect to such SPAC Rights, except as provided herein or by Applicable Law. For the avoidance of doubt, each ten (10) SPAC Rights shall be converted into one (1) SPAC Class A Ordinary Share, and no fraction of a SPAC Class A Ordinary Share will be issued by SPAC by virtue of this Agreement or the transactions contemplated hereby and thereby, and each Person who would otherwise be entitled to a fraction of a SPAC Class A Ordinary Share (after aggregating all fractional SPAC Class A Ordinary Shares that would otherwise be received by such Person upon conversion of the SPAC Rights) shall instead have the number of SPAC Class A Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole SPAC Class A Ordinary Share, and any surplus thereupon shall be allocated to the share premium reserve account.

(iii) SPAC Ordinary Shares. Immediately following the separation of each SPAC Security in accordance with Section 2.2(f)(i), and subject to Section 2.2(f)(iv), each SPAC Ordinary Share issued and outstanding immediately prior to the Initial Merger Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive one PubCo Ordinary Share. As of the Initial Merger Effective Time, each SPAC Shareholder shall cease to have any other rights in and to SPAC.

(iv) SPAC Treasury Shares. Notwithstanding clause (ii) above or any other provision of this Agreement to the contrary, if there are any SPAC Shares that are owned by SPAC as treasury shares or any SPAC Shares owned by any direct or indirect subsidiary of SPAC immediately prior to the Initial Merger Effective Time, such SPAC Shares shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(v) Merger Sub Shares. The Merger Sub Shares issued in exchange for the SPAC assets and liabilities transferred to Merger Sub upon consummation of the Initial Merger will be issued to the Contribution Agent, acting in its own name but for the account of the SPAC and the SPAC Shareholders.

(g) Contribution of Merger Sub Shares to PubCo. Immediately after the Initial Merger, and pursuant to the same plan of reorganization, the Contribution Agent shall contribute to PubCo, free and clear of all Liens, the Merger Sub Shares without consideration as an equity contribution into the capital contribution reserves (Zuschuss in die Kapitaleinlagereserven) (the “Contribution”).

(h) Delivery of PubCo Ordinary Shares to SPAC Shareholders. Following the consummation of the Initial Merger and the Contribution, the Contribution Agent shall deliver to (i) the SPAC Shareholders, one PubCo Ordinary Share for each SPAC Ordinary Share held by such SPAC Shareholder immediately prior to the Initial Merger Effective Time (with such PubCo Ordinary Shares to be transferred from the PubCo Ordinary Shares held by the Contribution Agent), and (ii) the PIPE Investors, if any, newly issued PubCo Ordinary Shares.

(i) Merger Sub Dissolution. Following the consummation of the Initial Merger and the Contribution, Merger Sub shall distribute all of its assets to the extent permitted by applicable laws to PubCo and, not earlier than five years thereafter, all liabilities as liquidating distributions and Merger Sub shall adopt a resolution to dissolve under Cayman Law.

Section 2.3. The Acquisition Merger.

(a) Acquisition Merger. As soon as practicable following twenty-four hours following the Initial Merger Effective Time and the time on which all conditions set forth in Article X that are required hereunder to be satisfied on or prior to the Acquisition Closing shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Acquisition Closing, but subject to the satisfaction or waiver thereof), or at such other time or in such other manner as shall be agreed upon by PubCo and Swiss HoldCo in writing, the closing of the Transactions contemplated by this Agreement with respect to the Acquisition Merger (the “Acquisition Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 13.10. At the Acquisition Closing, PubCo and Swiss HoldCo shall cause Swiss HoldCo to be merged with and into PubCo, with PubCo being the surviving company in the Acquisition Merger (the day on which the Acquisition Closing occurs, the “Acquisition Closing Date”). On the Acquisition Closing Date, upon the Acquisition Closing, Swiss HoldCo and PubCo shall execute and cause to be filed to the respective commercial register such documents as may be required in accordance with Swiss Law or by any other applicable Law to make the Acquisition Merger effective (the “Acquisition Merger Filing Documents”). The Acquisition Merger shall become effective at the time when the Acquisition Merger has been registered with the respective commercial register (the “Acquisition Effective Time”).

(b) Effect of the Acquisition Merger. At and after the Acquisition Effective Time, the Acquisition Merger shall have the effects set forth in this Agreement, and the applicable provisions of Swiss Law. Without limiting the generality of the foregoing, and subject thereto, at the Acquisition Effective Time, all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of Swiss HoldCo and PubCo shall vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of PubCo as the surviving company, which shall include the assumption by PubCo of any and all agreements, covenants, duties and obligations of Swiss HoldCo set forth in this Agreement and the other Transaction Documents to which Swiss HoldCo or PubCo is a party, and the separate corporate existence of Swiss HoldCo shall cease to exist.

(c) Organizational Documents of the Surviving Corporation. At the Acquisition Effective Time, PubCo’s Organizational Documents, as in effect immediately prior to the Acquisition Effective Time, shall be amended and restated to read in their entirety in form and substance reasonably satisfactory to the parties hereto (the “Articles of the Surviving Corporation”), and, as so amended and restated, shall be articles of association of the Surviving Corporation, until thereafter amended in accordance with the terms thereof and Swiss Law.

(d) Directors and Officers of the Surviving Corporation. At the Acquisition Effective Time, the board of directors and officers of PubCo shall cease to hold office, and subject to Section 8.4, the board of directors of the Surviving Corporation and the officers of the Surviving Corporation shall be appointed as determined by the Company, each director and officer to hold office in accordance with the Articles of the Surviving Corporation until they are removed or resign in accordance with the Articles of the Surviving Corporation or until their respective successors are duly elected or appointed and qualified.

(e) Effect of the Acquisition Merger on Issued Securities of Swiss HoldCo. At the Acquisition Effective Time, by virtue of and as part of the agreed consideration for the Acquisition Merger and without any action on the part of any party hereto or the holders of securities of Swiss HoldCo:

(i) Ordinary Shares. Each Swiss HoldCo ordinary share issued and outstanding immediately prior to the Acquisition Effective Time, other than any shares referred to in Section 2.3(e)(ii) , shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the applicable Transmittal Documents in accordance with Section 2.5, a number of newly issued PubCo Ordinary Shares that, to the extent compatible with applicable Swiss Law, is equal to the Exchange Ratio, without interest, subject to rounding pursuant to Section 2.5(i). As of the Acquisition Effective Time, each Swiss HoldCo shareholder shall cease to have any other rights in and to Swiss HoldCo or the Surviving Corporation (other than the rights set forth in Section 2.6).

(ii) Treasury Shares. Notwithstanding clause (i) above or any other provision of this Agreement to the contrary, if there are any Swiss HoldCo shares that are owned by Swiss HoldCo as treasury shares or any Swiss HoldCo shares owned by any direct or indirect subsidiary of Swiss HoldCo immediately prior to the Acquisition Effective Time, such Swiss HoldCo shares shall, to the extent compatible with Swiss Law, be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(iii) Company Virtual Share Awards. At the Acquisition Effective Time, each Company Virtual Share Award that is vested and outstanding immediately prior to the Acquisition Effective Time shall, by virtue of the Acquisition Merger and without any action on the part of the holder thereof, be assumed by PubCo under the PubCo Virtual Share Plan and converted into an option to purchase PubCo Ordinary Shares (each, an “Assumed Virtual Share Award”), subject to the following terms and conditions: (A) all outstanding Company Virtual Share Awards shall vest in accordance with the vesting schedule applicable to the corresponding Company Virtual Share Award immediately prior to the Acquisition Effective Time; (B) the number of Assumed Virtual Share Awards per Company Virtual Share Award shall be equal to the Exchange Ratio multiplied by 1.2 (rounded down to the nearest whole share), which multiplier is intended to compensate the holder (or such holder’s nominee) for the delay in liquidity relative to a cash payment under the Company Phantom Share Plan; (C) each Assumed Virtual Share Award shall be exercisable at the base purchase price of a Company Virtual Share Award divided by the Exchange Ration (the “Exercise Price”), following the completion of the lock-up applicable to Company Shareholders under the Shareholder Support Agreements in accordance with its terms; (D) upon exercise, PubCo shall deliver to the holder (or such holder’s nominee) for each Assumed Virtual Share Award one PubCo Ordinary Share net of any PubCo Ordinary Shares sold or withheld by PubCo to satisfy the pro rata share of the costs incurred by the Company in connection with the Transactions, pay for any social security contributions and Taxes arising in connection with the delivery of the PubCo Ordinary Shares and account for the Exercise Price; (E) each Assumed Virtual Share Award that remains outstanding and unexercised shall be deemed a Swiss HoldCo Share for purposes of the Transactions, including for purposes of participating in the Earnout Shares on the terms set forth in Section 2.7; and (F) PubCo and the Company shall enter into the Recharge Agreement in connection with the assumption of the Company Virtual Share Awards and the issuance or delivery of PubCo Ordinary Shares pursuant to this Section 2.3(e)(iii). Notwithstanding the foregoing, any holder of a Company Virtual Share Award may, by written election delivered to the Company within 20 Business Days following the invitation by the Company to make the election, but in any case at least 10 Business Days before the Initial Closing, elect to receive, in lieu of an Assumed Virtual Share Award, a number of PubCo Ordinary Shares (subject to a lock-up on terms substantially consistent with those applicable to Company Shareholders under the Shareholder Support Agreements) equal to the number of virtual shares subject to such holder’s Company Virtual Share Award immediately prior to the Acquisition Effective Time multiplied by the Exchange Ratio and 1.2 (rounded down to the nearest whole share) net of any PubCo Ordinary Shares sold or withheld by PubCo to satisfy the pro rata share of the costs incurred by the Company in connection with the Transactions and any social security contributions and Taxes arising in connection with the delivery of the PubCo Ordinary Shares.

Section 2.4. Closing Deliverables.

(a) At the Initial Closing,

(i) Swiss HoldCo shall deliver or cause to be delivered to SPAC, a certificate signed by an officer of Swiss HoldCo, dated as of the Initial Closing Date, certifying that the conditions specified in Section 10.2 have been fulfilled;

(ii) SPAC shall deliver or cause to be delivered to PubCo a resignation letter, duly executed by the SPAC Director, providing for the SPAC Director’s automatic resignation from the board of directors of PubCo upon the Acquisition Closing; and

(iii) SPAC shall deliver or cause to be delivered to Swiss HoldCo, a certificate signed by an officer of SPAC, dated as of the Initial Closing Date, certifying that the conditions specified in Section 10.3 have been fulfilled.

(b) At the Acquisition Closing,

(i) PubCo shall deliver or cause to be delivered to Swiss HoldCo copies of the written resignations of (A) all of the directors and officers of PubCo, effective as of the Acquisition Effective Time and (B) of all the directors and officers of SPAC and Merger Sub, effective as of the Initial Merger Effective Time;

(ii) PubCo shall pay or cause to be paid by wire transfer of immediately available funds (A) all accrued and unpaid Company Transaction Expenses and (B) all accrued and unpaid SPAC Transaction Expenses, each as set forth on a written statement to be delivered to PubCo by or on behalf of the Swiss HoldCo and SPAC, respectively, not less than two Business Days prior to the Acquisition Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof; and

(iii) Swiss HoldCo shall deliver or cause to be delivered to SPAC duly executed counterparts of each Employment Agreement, executed by PubCo and the applicable Senior Management Member, executed by PubCo and the applicable Senior Management Member.

Section 2.5. Surrender of Swiss HoldCo Equity Securities and SPAC Equity Securities and Disbursement of Shareholder Merger Consideration.

(a) Prior to the Initial Merger Effective Time, PubCo shall appoint Continental Stock Transfer & Trust Company as exchange agent, or another exchange agent reasonably acceptable to the Company (in such capacity, the “Exchange Agent”), for the purpose of exchanging (i) Swiss HoldCo Shares for a number of PubCo Ordinary Shares and (ii) SPAC Ordinary Shares for a number of PubCo Ordinary Shares, each in accordance with the provisions of this Agreement, the Plan of Initial Merger and applicable Laws. At or as promptly as practicable following the Initial Merger Effective Time or the Acquisition Effective Time, as the case may be, PubCo shall send, or shall cause the Exchange Agent to send, to each Swiss HoldCo Shareholder a letter of transmittal for use in such exchange, in a form reasonably acceptable to the Company and SPAC (each a “Letter of Transmittal”).

(b) Notwithstanding any other provision of this Section 2.5, any obligation on PubCo under this Agreement to issue PubCo Ordinary Shares to (i) SPAC Shareholders entitled to PubCo Ordinary Shares or (ii) Swiss HoldCo Shareholders entitled to receive PubCo Ordinary Shares, shall be satisfied by PubCo issuing such PubCo Ordinary Shares to the DTC or to such other clearing service or issuer of depositary receipts (or their nominees, in either case) as may be necessary or expedient, and each SPAC Shareholder and Swiss HoldCo Shareholder shall hold such PubCo Ordinary Shares in book-entry form or through a holding of depositary receipts and the DTC or its nominee or the relevant clearing service or issuer of depositary receipts (or their nominees, as the case may be), will be the holder of record of such PubCo Ordinary Shares.

(c) Each SPAC Shareholder shall be entitled to receive its portion of the Initial Merger Consideration in respect of the SPAC Ordinary Shares and in the form of Merger Sub Shares as set forth in Section 2.2(f)(ii) as soon as reasonably practicable after the Initial Merger Effective Time.

(d) Each Swiss HoldCo Shareholder shall be entitled to receive its portion of the Shareholder Merger Consideration in respect of the Swiss HoldCo Shares and in the form of PubCo Ordinary Shares, as set forth in Section 2.3(e)(i) and (ii) (excluding any Swiss HoldCo Shares described in Section 2.3(e)(ii)), as soon as reasonably practicable after the Acquisition Effective Time, but subject, to the extent compatible with Swiss Law, to the delivery to the Exchange Agent of the following items prior thereto: (i) the certificate(s), if any, representing such Swiss HoldCo Shares (“Swiss HoldCo Certificates” and together with any certificates representing SPAC Ordinary Shares (“SPAC Certificates”), the “Stockholder Certificates” (or a Lost Certificate Affidavit)) and (ii) a properly completed and duly executed Letter of Transmittal (the documents to be submitted to the Exchange Agent pursuant to this sentence and Section 2.5(c), as applicable, may be referred to herein collectively as the “Transmittal Documents”). Until so surrendered, each such Swiss HoldCo Certificate shall represent after the Acquisition Effective Time for all purposes only the right to receive such portion of the Acquisition Merger Consideration attributable to such Swiss HoldCo Shares (as evidenced by the Swiss HoldCo Certificate).

(e) To the extent permitted by applicable Laws, if any portion of the Shareholder Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Stockholder Certificate is registered immediately prior to the Initial Merger Effective Time or Acquisition Effective Time, as applicable, it shall be a condition to such delivery that (i) in the case of Swiss HoldCo Shares, the transfer of such Swiss HoldCo Shares shall have been permitted in accordance with the terms of the Swiss HoldCo Charter and (ii) in the case of SPAC Shares, the transfer of such SPAC Shares shall have been permitted in accordance with the terms of the SPAC Charter, (iii) the recipient of such portion of the Shareholder Merger Consideration, or the Person in whose name such portion of the Shareholder Merger Consideration is delivered or issued, shall have already executed and delivered duly executed counterparts to the applicable Transmittal Documents as are reasonably deemed necessary by the Exchange Agent, and (iv) the Person requesting such delivery shall have paid to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Stockholder Certificate, or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f) Notwithstanding anything to the contrary contained herein, and to the extent permitted by applicable Law, in the event that any Stockholder Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Stockholder Certificate to the Exchange Agent, the SPAC Shareholder or Swiss HoldCo Shareholder, as applicable, may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to PubCo (a “Lost Certificate Affidavit”), which at the reasonable discretion of PubCo may include a requirement that the owner of such lost, stolen or destroyed Stockholder Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against PubCo, SPAC or the Surviving Corporation with respect to the Swiss HoldCo Shares or SPAC Shares, as applicable, represented by the Stockholder Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly executed and delivered in accordance with this Section 2.5(f) shall, unless the context otherwise requires, be treated as a Stockholder Certificate for all purposes of this Agreement.

(g) After the Acquisition Effective Time, the shareholders register of Swiss HoldCo shall be closed, and thereafter there shall be no further registration on the shareholders register of the Surviving Corporation of transfers of Swiss HoldCo Shares that were issued and outstanding immediately prior to the Acquisition Effective Time. After the Initial Merger Effective Time, the register of members of SPAC shall be closed, and thereafter there shall be no further registration on the register of members of SPAC of transfers of SPAC Shares that were issued and outstanding immediately prior to the Initial Merger Effective Time. No dividends or other distributions declared or made after the date of this Agreement with respect to PubCo Ordinary Shares with a record date after the Acquisition Effective Time (in the case of Swiss HoldCo Shares) or the Initial Merger Effective Time (in the case of SPAC Shares) will be paid to the holders of any Swiss HoldCo Shares that were issued and outstanding immediately prior to the Acquisition Effective Time or SPAC Shares that were issued and outstanding immediately prior to the Initial Merger Effective Time (as applicable) in either case until the holders of record of such Swiss HoldCo Shares or SPAC Shares (as applicable) shall have provided the applicable Transmittal Documents in accordance with Section 2.5(c) and Section 2.5(d). Subject to applicable Law, following the delivery of the applicable Transmittal Documents, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the applicable Shareholder Merger Consideration and the amount of any such dividends or other distributions with a record date after the Acquisition Effective Time or the Initial Merger Effective Time, as applicable, theretofore paid with respect to such PubCo Ordinary Shares.

(h) All securities issued upon the surrender of Stockholder Certificates (or delivery of a Lost Certificate Affidavit) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to SPAC Shares or Swiss HoldCo Shares, as applicable, represented by such Stockholder Certificates. To the extent permitted by applicable Law, any portion of the Shareholder Merger Consideration made available to the Exchange Agent pursuant to Section 2.5(a) that remains unclaimed by SPAC Shareholders or Swiss HoldCo Shareholders one year after the Initial Merger Effective Time shall be returned to PubCo, upon demand, and any such SPAC Shareholder or Swiss HoldCo Shareholder, as applicable, who has not exchanged its SPAC Shares or Swiss HoldCo Shares, as applicable, for the applicable portion of the Shareholder Merger Consideration in accordance with this Section 2.5 prior to that time shall thereafter look only to PubCo for payment of the portion of the Shareholder Merger Consideration in respect of such SPAC Shares or Swiss HoldCo Shares, as applicable, without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Corporation, PubCo or any party hereto or any Representative of any of the foregoing shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i) Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Ordinary Share will be issued by virtue of the Mergers or the other Transactions, and each Person who would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional shares of the applicable class of PubCo Ordinary Shares that otherwise would be received by such holder) shall instead have the number of PubCo Ordinary Shares of the applicable class issued to such Person rounded up in the aggregate to the nearest whole PubCo Ordinary Share of such class.

Section 2.6. Withholding. Each of the Surviving Corporation, PubCo and Merger Sub (and their Affiliates and Representatives) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law. Other than in respect of amounts subject to compensatory withholding, the Surviving Corporation, PubCo or Merger Sub (or their Affiliates or Representatives) shall use commercially reasonable efforts to notify the Person in respect of whom such deduction or withholding is expected to be made at least five Business Days prior to making any such deduction or withholding, which notice shall be in writing and include the amount of and basis for such deduction or withholding. The Surviving Corporation, PubCo or Merger Sub (or their Affiliates or Representatives), as applicable, shall use commercially reasonable efforts to cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that amounts are so withheld by the Surviving Corporation, PubCo or Merger Sub (or their Affiliates or Representatives), as the case may be, and timely paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.7. Earnout.

(a) Subject to adjustment pursuant to Section 2.7(b) below, the Swiss HoldCo Shareholders (including the holders of Assumed Virtual Share Awards) shall have the right to receive an aggregate of up to 50,000,000 additional PubCo Ordinary Shares (the “Swiss HoldCo Earnout Shares”), and the Management Shareholders (or their respective nominees) shall have the right to receive an aggregate of up to 25,000,000 additional PubCo Ordinary Shares (the “Management Earnout Shares” and, together with the Swiss HoldCo Earnout Shares, the “Earnout Shares”), in each case in accordance with this Section 2.7 and applicable Swiss Law. The Swiss HoldCo Earnout Shares shall be distributed pro rata to those Swiss HoldCo Shareholders that still hold their shares at the time of vesting. The Management Earnout Shares shall be allocated among the Management Shareholders (or their respective nominees) in accordance with Section 2.7 of the Company Disclosure Letter. In the event (each, an “Earnout Event”) that:

(i) the 30-day VWAP of the PubCo Ordinary Shares equals or exceeds $12.50 at any time commencing on the Acquisition Closing Date and ending on the eighth anniversary of the Acquisition Closing Date (the “Initial VWAP Condition”), then PubCo shall issue an aggregate of 25,000,000 Earnout Shares (the “Initial Earnout Amount”), consisting of (A) 16,666,667 Swiss HoldCo Earnout Shares to the Swiss HoldCo Shareholders and holders of Assumed Virtual Share Awards and (B) 8,333,333 Management Earnout Shares to the Management Shareholders (or their respective nominees);

(ii) the 30-day VWAP of the PubCo Ordinary Shares equals or exceeds $15.00 at any time commencing on the Acquisition Closing Date and ending on the eighth anniversary of the Acquisition Closing Date (the “Second VWAP Condition”), then PubCo shall issue an aggregate of 25,000,000 Earnout Shares (the “Second Earnout Amount”), consisting of (A) 16,666,667 Swiss HoldCo Earnout Shares to the Swiss HoldCo Shareholders and holders of Assumed Virtual Share Awards and (B) 8,333,333 Management Earnout Shares to the Management Shareholders (or their respective nominees), and if the Initial Earnout Amount has not been issued pursuant to Section 2.7(a)(i), the Initial Earnout Amount (allocated in the same manner); and

(iii) the 30-day VWAP of the PubCo Ordinary Shares equals or exceeds $17.50 at any time commencing on the Acquisition Closing Date and ending on the eighth anniversary of the Acquisition Closing Date (the “Third VWAP Condition” and together with the Initial VWAP Condition and the Second VWAP Condition, each a “VWAP Condition”), then PubCo shall issue an aggregate of 25,000,000 Earnout Shares (the “Third Earnout Amount”), consisting of (A) 16,666,666 Swiss HoldCo Earnout Shares to the Swiss HoldCo Shareholders and Assumed Virtual Share Awards and (B) 8,333,334 Management Earnout Shares to the Management Shareholders (or their respective nominees), and if the Initial Earnout Amount has not been issued pursuant to Section 2.7(a)(i) or Section 2.7(a)(ii), the Initial Earnout Amount (allocated in the same manner), and if the Second Earnout Amount has not been issued pursuant to Section 2.7(a)(ii), the Second Earnout Amount (allocated in the same manner). The right to receive any unearned Earnout Shares shall terminate on the eighth anniversary of the Acquisition Closing Date.

(b) Notwithstanding the foregoing, vesting of all outstanding Earnout Shares shall accelerate upon a Change of Control (as defined below) of PubCo at any time during the period following the Acquisition Closing Date until and including the eighth anniversary of the Acquisition Closing Date that results in PubCo shareholders having the right to receive consideration equal to or in excess of the relevant VWAP Condition threshold. For purposes of this Section 2.7, a “Change of Control” means any transaction or series of related transactions (a) under which any Person, directly or indirectly, acquires all or substantially all of the assets or businesses of PubCo or (b) that results, directly or indirectly, in the shareholders of PubCo as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of PubCo (or any successor or parent company of PubCo) immediately after the consummation thereof (whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of Equity Securities or otherwise).

(c) Issuances of Earnout Shares, if any, shall be made promptly (and in any event no later than the third Business Day) following, as applicable, (i) satisfaction of the applicable VWAP Condition or (ii) the consummation of a Change of Control of PubCo. PubCo shall, or shall cause its transfer agent to, provide evidence of such issuance to each Swiss HoldCo Shareholder and each Management Shareholder entitled to receive Earnout Shares promptly thereafter.

(d) The applicable number of Earnout Shares issued for each applicable Earnout Event, if any, shall be subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the PubCo Shares after the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to SPAC and each Acquisition Entity the following, except as set forth in the disclosure letter delivered to SPAC and the Acquisition Entities by the Company on the date of this Agreement (the “Company Disclosure Letter”), which exceptions shall, subject to Section 13.11, be deemed to be part of the representations and warranties made hereunder.

Section 3.1. Organization, Good Standing and Qualification. Each Group Company has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. Each Group Company is duly licensed or qualified and in good standing (to the extent such concept is applicable in the Group Company’s jurisdiction of formation) as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (to the extent such concept is applicable in the Group Company’s jurisdiction of formation), as applicable, except where the failure to be so licensed or qualified or in good standing would not have a Company Material Adverse Effect. As of the date of this Agreement, the Company Charter and the Shareholders’ Agreement, each as in effect as of the date of this Agreement and as previously made available by or on behalf of the Company to SPAC, are true and correct.

Section 3.2. Capitalization and Voting Rights.

(a) The Company and its Subsidiaries.

(i) The validly issued share capital, registered capital or charter capital of each Group Company as of the date of this Agreement is set forth in Section 3.2(a) of the Company Disclosure Letter. With respect to the share capital of the Company as of the date of this Agreement, Section 3.2(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following (on an aggregate, and not holder-by-holder, basis): (A) outstanding Ordinary Shares, by class or series; (B) outstanding Preferred Shares, by class or series, if any, for the avoidance of doubt, with regard to (A) and (B), including any outstanding Ordinary Shares or Preferred Shares, if any, as registered in the commercial register as well as any outstanding Ordinary Shares or Preferred Shares issued out of conditional share capital based on exercised option or conversion rights not yet registered in the commercial register; (C) warrants and other share purchase rights, if any; (D) outstanding share options, restricted share units and other equity incentive awards; and (E) reserved but unissued shares under any equity incentive plan of the Company.

(ii) All Company Shares that are issued and outstanding (A) have been duly authorized and have been validly issued and are fully paid, not liable for additional contributions (keine Nachschusspflicht) and no repayments or refunds in whole or in part, neither openly nor concealed have been made, nor have any stocks, shares or other participations been reduced or impaired by losses or drawings, (B) were issued, in compliance in all material respects with applicable Law, and (C) were not issued in breach or violation of any preemptive rights or Contract. No concealed contributions in kind (verdeckte Sacheinlagen) have been made into Group Companies.

(b) No Other Securities. Except as set forth in Section 3.2(b) of the Company Disclosure Letter, as of the date of this Agreement, (i) there are no other authorized, outstanding or issued Equity Securities of any Group Company; (ii) no Group Company is obligated to issue, sell or transfer any Equity Securities of such Group Company other than Equity Securities issuable upon conversion of Preferred Shares; (iii) no Group Company has granted any registration rights or information rights to any other Person, nor is any Group Company obliged to list any of its Equity Securities on any securities exchange; (iv) other than pursuant to the Company Virtual Share Plan, there are no phantom shares, virtual shares or virtual options, and there are no voting or similar agreements entered into by a Group Company which relate to the share capital, registered capital or charter capital of such Group Company; and (v) no Group Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of such Group Company on any matter or any agreements to issue such bonds, debentures, notes or other obligations and (vi) the Company’s share register, the register of beneficial owners and the share transfer records are complete and correct and have been maintained in accordance with good business practices and the applicable legal requirements.

(c) Options, Restricted Stock, RSUs and Virtual Share Awards of Senior Management Members. Section 3.2(c) of the Company Disclosure Letter sets forth the total aggregate amount of any outstanding stock options, shares of restricted stock, restricted stock units and Company Virtual Share Awards issued by the Company as of the date hereof.

Section 3.3. Corporate Structure; Subsidiaries.

(a) Except as set forth in Section 3.3(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is obligated to make any investment in, or capital contribution to, or on behalf of, any other Person (other than the Company and any of its Subsidiaries) in excess of $250,000 individually or $500,000 in the aggregate.

(b) Except as set forth on Section 3.3(b) of the Company Disclosure Letter, the Company holds undivided and unrestricted title to all shareholdings attributed to its Subsidiaries. The Company Shares of Subsidiaries are free of any claims, rights and privileges of third parties. In particular, neither liens, security interests, usage rights, fiduciary relationships or similar rights, nor conversion rights, call options, pre-emption rights or option rights or similar purchase options of third parties exist, including rights regarding the issuance of new shares or regarding the granting of voting rights. There are no agreements or obligations as to the granting of such rights to third parties, and no third party has asserted any such claims.

Section 3.4. Authorization. The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereunder and thereunder, subject to receipt of the Company Shareholders’ Approval. Except for the Company Shareholders’ Approval, all corporate actions on the part of the Company necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the performance of all its obligations hereunder and thereunder (including any board approval) have been taken prior to the execution and delivery of this Agreement, subject to completion of the Swiss HoldCo Contribution. This Agreement and the other Transaction Documents to which the Company is or will be a party is, or when executed by the other parties thereto, will be, valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 3.5. Consents; No Conflicts. Assuming the representations and warranties in Article IV and Article V are true and correct, except (a) as otherwise set forth in the Company Disclosure Letter, (b) for the registration or filing with the Registrar of Companies of the Cayman Islands, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions and (c) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not have a Company Material Adverse Effect, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of the Company, have been duly obtained or completed (as applicable) and are in full force and effect as of the date of this Agreement. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by the Company does not, and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) (assuming compliance with the matters referred to in clauses (a) through (d) of the immediately preceding sentence) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of any Group Company) or cancellation under, (A) any Governmental Order, (B) any provision of the Organizational Documents of any Group Company, each as currently in effect, (C) any applicable Law, (D) any Material Contract or (ii) result in the creation of any Security Interest upon any of the properties or assets of any Group Company other than any restrictions under federal or state securities laws, this Agreement, the Company Charter and Permitted Encumbrances or (iii) result in the filing or commencement of insolvency proceedings or other enforcement measures upon any of the properties or assets of any Group Company or (iv) result in the repayment of any governmental subsidies, except in the case of sub-clauses (A), (C), and (D) of clause (i), as would not have a Company Material Adverse Effect.

Section 3.6. Compliance with Laws; Consents; Permits. Except as disclosed in Section 3.6 of the Company Disclosure Letter:

(a) Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are, and have been since January 1, 2025, in compliance with all applicable Law; and (ii) neither the Company nor any of its Subsidiaries is, to the Knowledge of the Company, under investigation with respect to a violation of any applicable Law.

(b) Since January 1, 2025, neither the Company nor any of its Subsidiaries has received any letter or other written communication from, and, to the Knowledge of the Company, there has not been any public notice of a type customary as a form of notification of such matters in the jurisdiction by, any Governmental Authority threatening in writing or providing notice of (i) the revocation or suspension of any Required Governmental Authorizations issued to the Company or any of its Subsidiaries or (ii) the need for compliance or remedial actions in respect of the activities carried out by the Company or any of its Subsidiaries, which revocation, suspension, compliance or remedial actions (or the failure of the Company or any of its Subsidiaries to undertake them) would have a Company Material Adverse Effect.

(c) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is engaged in any proceedings, demands, inquiries, or hearings or, to the Knowledge of the Company, investigations, before any court, statutory or governmental body, department, board or agency relating to applicable Anticorruption Laws or Sanctions, and to the Knowledge of the Company, no such proceeding, demand, inquiry, investigation or hearing has been threatened in writing.

(d) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, commissioners, officers, employees, agents or any other Persons acting for or on behalf of the Company or any of its Subsidiaries has: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable anti-bribery or anticorruption (governmental or commercial) laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official or commercial entity to obtain a business advantage such as the Foreign Corrupt Practices Act of 1977, as amended, or the U.K. Bribery Act 2010 (collectively, “Anticorruption Laws”); (ii) been in violation of any Anticorruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting the Company or any of its Subsidiaries, or any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anticorruption Law.

(e) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, commissioners or officers has ever been found by a Governmental Authority to have violated any Anticorruption Laws or is subject to any indictment or any government investigation with respect to any Anticorruption Laws.

(f) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, commissioners, officers or employees, or any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, is a Prohibited Person, and, to the Knowledge of the Company, no Prohibited Person has been given an offer to become an employee, officer, consultant, director or commissioner of the Company or any of its Subsidiaries. None of the Company nor any of its Subsidiaries has knowingly conducted or agreed to conduct any business, or knowingly entered into or agreed to enter into any transaction with a Prohibited Person or otherwise violated Sanctions.

(g) Each of the Group Companies has all approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Authority (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect.

Section 3.7. Tax Matters.

(a)  Except in each case as to matters that would not, individually or in the aggregate, be material to the Group Companies, (i) each of the Group Companies has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) except as set forth on Schedule 3.7(a) of the Company Disclosure Letter, all such Tax Returns have been examined by the relevant Governmental Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed in writing or, to the knowledge of the Group Companies, threatened, with respect to Taxes of the Group Companies or for which a Security Interest may be imposed upon any of the Group Companies’ assets; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Group Companies for which a Security Interest may be imposed on any of the Group Companies’ assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (vi) each Group Company has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Governmental Authority and reported all Taxes (including income, social security and other payroll Taxes) required to be withheld or collected by the Group Companies; (vii) none of the assets of any Group Company is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (viii) there is no Security Interest (other than Permitted Encumbrances) for Taxes upon any of the assets of the Group Companies; (ix) there is no outstanding request for a ruling from any Governmental Authority, request for a consent by a Governmental Authority for a change in a method of accounting, subpoena or request for information by any Governmental Authority, or closing agreement with any Governmental Authority (within the meaning of Section 7121 of the Code or any analogous provision of applicable Law), with respect to any Group Company; (x) except as set forth on Schedule 3.7(a), no claim has been made by a Governmental Authority in a jurisdiction where any Group Company has not paid any tax or filed Tax Returns, asserting that such Group Company is or may be subject to Tax in such jurisdiction; (xi) there is no outstanding power of attorney from any Group Company authorizing anyone to act on behalf of the Group Companies in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Group Companies; (xii) no Group Company is, or has ever been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; (xiii) no Group Company is currently or has ever been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Group Companies; and (xiv) none of the Group Companies (A) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code or any analogous provision of the applicable Law, (B) is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code or any analogous provision of the applicable Law or (C) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701- 5(a) or any analogous provision of applicable Law.

(b)  The unpaid Taxes of the Group Companies for the current fiscal year did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Accounts.

(c)  The Group Companies are not aware of the existence of any fact, or any action any of them has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment. This Section 3.7(c) shall not apply to any fact or action specifically contemplated under this Agreement.

Section 3.8. Financial Statements.

(a) The Company has delivered to SPAC the Company Accounts. The Company Accounts (i) were prepared in accordance with the books and records of the Company and its subsidiaries, (ii) fairly present in all material respects the financial condition and position of the Company and its subsidiaries on a consolidated basis as of the dates indicated therein, and the results of operations of the Company and its subsidiaries on a consolidated basis for the periods indicated therein, (iii) with respect only to the Company Accounts as of the Closing Date, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject to normal year-end adjustments and (iv) with respect only to the Company Accounts as of the Signing Date, do not include the footnotes required under GAAP.

(b) All financial statements delivered by the Company in accordance with Section 7.6 will, when so delivered, (i) have been prepared in accordance with the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the financial condition and position of the Company and its Subsidiaries on a consolidated basis as of the dates indicated therein, and the results of operations of the Company and its Subsidiaries on a consolidated basis for the periods indicated therein, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except that any such unaudited financial statements (A) will be subject to normal year-end adjustments, (B) will not include the footnotes required under GAAP and (C) may not contain a cash flow statement, (iv) in the case of any audited financial statements, will be audited in accordance with the standards of the U.S. Public Company Accounting Oversight Board and (v) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof (including, to the extent applicable to the Company, Regulation S-X).

(c) The Company maintains a system of internal accounting controls which the Company reasonably believes is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) None of the members of the Company’s board of directors has been made aware in writing of (i) any fraud that involves the Company’s management who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (ii) any allegation, assertion or claim that the Company has engaged in any material questionable accounting or auditing practices which violate applicable Law. No attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar material violation by the Company to the Company Board or any committee thereof or to any director or officer of the Company.

Section 3.9. Absence of Changes. Except as set forth in Section 3.9 of the Company Disclosure Letter, since the Company Accounts Date, (a) to the date of this Agreement the Group Companies have operated their business in the Ordinary Course and collected receivables and paid payables and similar obligations in the Ordinary Course and (b) there has not been any Company Material Adverse Effect.

Section 3.10. Actions. Except as set forth in Section 3.10 of the Company Disclosure Letter or as would not have a Company Material Adverse Effect, (a) there is no Action pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries involving an amount in controversy in excess of $500,000 and (b) there is no judgment or award unsatisfied against the Company or any of the Subsidiaries, nor is there any Governmental Order in effect and binding on the Company or any of its Subsidiaries or their respective assets or properties.

Section 3.11. Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities, except for Liabilities (a) set forth in the Company Accounts that have not been satisfied since the Company Accounts Date, (b) that are Liabilities incurred since the Company Accounts Date in the Ordinary Course, (c) that are executory obligations under any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound, (d) set forth in Section 3.11 of the Company Disclosure Letter, (e) arising under this Agreement or other Transaction Documents or (f) which would not have a Company Material Adverse Effect.

Section 3.12. Commitments.

(a) Section 3.12(a) of the Company Disclosure Letter contains a true and correct list of all Material Contracts as of the date of this Agreement and as of the date of this Agreement no Group Company is a party to or bound by any Material Contract that is not listed in Section 3.12(a) of the Company Disclosure Letter.

(b) Except as would not have a Company Material Adverse Effect: (i) each Material Contract listed on Section 3.12(a) of the Company Disclosure Letter is a valid and binding agreement of the applicable Group Company, the performance of which by such Group Company does not violate any applicable Law or Governmental Order, and each such Material Contract is in full force and effect and enforceable against the parties thereto in accordance with its terms, except (A) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (B) as may be limited by Laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies; and (ii) the applicable Group Company has duly performed all of its obligations under each such Material Contract to which it is a party to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Group Company with respect thereto, or, to the Knowledge of the Company, any other party or obligor with respect thereto, has occurred (except for a breach or default of a type or nature expressly addressed in sub-clause (D) of clause (i) of Section 3.5). The Material Contracts do not contain any change of control clauses which might be triggered by the Acquisition Closing.

Section 3.13. Title; Properties.

(a) Each of the Group Companies has good and valid title to all of the assets (other than Intellectual Property and Business Data, which in each case is addressed in Section 3.14) owned by it, whether tangible or intangible (including those reflected in the Company Accounts, together with all assets (other than Intellectual Property and Business Data, which in each case is addressed in Section 3.14) acquired thereby since the Company Accounts Date, but excluding any tangible or intangible assets that have been disposed of since the Company Accounts Date in the Ordinary Course), and in each case free and clear of all Security Interests, other than Permitted Encumbrances.

(b) As of the date of this Agreement, no Group Company owns or has, or had ever owned or had, legal or equitable title or other right or interest in any real property other than as held pursuant to their respective leases or leasehold interests (including tenancies) in such property (each Contract evidencing such interest, a “Company Lease”, and any Company Lease involving rent payments in excess of $250,000 on an annual basis, a “Company Material Lease”). Section 3.13(b) of the Company Disclosure Letter sets forth as of the date of this Agreement the parties to each Company Material Lease and the address of the property demised under each such Company Material Lease. Except as would not have a Company Material Adverse Effect, each Company Lease is in compliance with applicable Law and all Governmental Orders required under applicable Law in respect of any Company Lease have been obtained, including with respect to the operation of property and conduct of business as now conducted by the applicable Group Company which is a party to such Company Lease.

Section 3.14. Intellectual Property Rights.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Registered IP and Licensed IP, including for each (as applicable) the relevant name or description, registration/certification or application number, the jurisdiction in which the item is issued or registered or in which an application for issuance or registration has been filed, and the respective filing, registration or issue date. Except as would not have a Company Material Adverse Effect, either the Company or its applicable Subsidiary has taken reasonable and appropriate steps to make required filings and registrations (and corresponding payments of fees therefor, including all necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement) to Governmental Authorities in connection with registrations and applications for the Registered IP material to the operation of business of the Company and its Subsidiaries.

(b) Each item of Registered IP is subsisting, and to the Knowledge of the Company, valid and enforceable, except as would not have a Company Material Adverse Effect. The Company and its Subsidiaries own or possess all right, title and interest in and to the Owned IP, including each item of Registered IP, free and clear of any Security Interests other than Permitted Encumbrances. No Action is pending or, to the Knowledge of the Company, threatened against a Group Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, any Owned IP, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. There are no Orders to which any Group Company is a party or is otherwise bound that (i) restrict the rights of a Group Company to use, transfer, license or enforce any Owned IP, (ii) restrict the conduct of the business of a Group Company in order to accommodate a third party’s Intellectual Property, or (iii) grant to any third party any right with respect to any Owned IP.

(c) All officers, directors, employees and independent contractors of the Group Companies involved in the creation of the Owned IP within their scope of employment or engagement have assigned to the Group Companies all such Owned IP, and all assignments of Registered IP created by such officers, directors, employees and independent contractors have been recorded at the intellectual property offices corresponding to the jurisdiction where the Registered IP has been filed or registered. No current or former employee, director, officer, independent contractor or consultant of the Group Companies have claimed any ownership interest in any Owned IP. No current or former employee, director, officer, independent contractor or consultant or third-party of the Company or any of its Subsidiaries is entitled to a right or claim of any kind against any of the Group Companies on any basis, such as, but not limited to, a remuneration right or a right to use the invention in the context of teaching or research activities.

(d) Except as would not have a Company Material Adverse Effect, and to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries has not violated, infringed or misappropriated any Intellectual Property or Business Data of any Person since January 1, 2023. Except as disclosed in Section 3.14(d) of the Disclosure Letter or as would not have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has received since January 1, 2023 any (i) written notice alleging any of the foregoing or (ii) any written notice challenging the ownership, validity or enforceability of any Owned IP or any Licensed IP exclusively licensed to the Company. To the Knowledge of the Company, and except as would not have a Company Material Adverse Effect, (i) no Person has violated, infringed or misappropriated any Owned IP since January 1, 2023 and, (ii) except as disclosed in Section 3.14(d) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has given any written notice to any other Person since January 1, 2023 alleging any of the foregoing.

(e) Except as would not have a Company Material Adverse Effect, the Company has complied with (i) applicable Law, (ii) all requirements of self-regulatory organizations, (iii) its published data privacy and data security policies, and (iv) any contractual obligations and consumer-facing statements made by the Company or any of its Subsidiaries (including any such statements on its consumer-facing website and through consumer-facing mobile applications), in each instance above, relating to the use, collection, retention, storage, security, disclosure, transfer, disposal, or other processing or dealing, in whole or in part, of any Personal Data; and the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby will not result in a material breach or violation of any applicable Law related to data privacy as it pertains to the Owned IP.

(f) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have implemented and maintained reasonable and appropriate disaster recovery and security plans, procedures and facilities and have taken other reasonable steps consistent with industry practices of companies offering similar services to safeguard any Trade Secrets, Personal Data, and information technology software and systems utilized by the Company or any of its Subsidiaries in the operation of the business of the Company and its Subsidiaries (the “IT Systems”), from unauthorized or illegal access and use. To the Knowledge of the Company, there has been no breach of security or unauthorized access by third parties to (i) the IT Systems, (ii) confidential information, or (iii) any Personal Data collected, held, or otherwise managed by or on behalf of the Company or any of its Subsidiaries with respect to the business of the Company and its Subsidiaries.

(g) Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have taken reasonable steps, consistent with industry practices of companies offering similar services, to maintain the Owned IP material to the conduct of the business of the Company and its Subsidiaries and (ii) the Intellectual Property owned or used (or held for use) by the Company and its Subsidiaries is sufficient in all material respects for conduct of the business of the Group Companies as conducted during the twelve months prior to the date of this Agreement and as anticipated to be conducted after the date of this Agreement.

(h) Except as would not have a Company Material Adverse Effect, during the twelve months prior to the date of this Agreement, (i) the IT Systems owned or used (or held for use) by the Company and its Subsidiaries have been and are sufficient in all material respects for conduct of the business of the Group Companies, and (ii) there has been no material failure or other material substandard performance of any IT System, in each case, which has caused a material disruption to the Company and has not been reasonably remedied.

(i) Except as listed on Section 3.14(i) of the Company Disclosure Letter: (i) none of the Owned IP has been developed with the assistance or use of any funding from any Governmental Authority, university, college, research institute or other educational institution, where, as a result, such Governmental Authority, university, college, research institute or other educational institution has or may claim any rights, title or interest in or to such Owned IP; (ii) no individual who was involved in, or who contributed to, the creation or development of any material Owned IP has performed services for a Governmental Authority, university, college, research institute or other educational institution in a manner that would affect any material Owned IP, including the Group Companies’ ownership of the Owned IP; and (iii) the Group Companies are not and have never been a member or promoter of, or a contributor to, any industry standards body or similar organization or entity in a manner that requires the Group Companies to grant or offer to any Person any license or right to any material Owned IP.

(j) Except as would not reasonably be expected to have a Company Material Adverse Effect, all employees and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property for or on behalf of any Group Company have executed and delivered to a Group Company a written contract providing for (i) the non-disclosure by such Person of all Trade Secrets of the Group Companies disclosed to such Person by the Group Companies, and (ii) the assignment by such Person to a Group Company of all such Intellectual Property authored, conceived, invented, created, improved, modified or developed, as applicable, by such Person in the course of their employment or other engagement with such Group Company. For each Patent and Patent application in the Registered IP, the Group Companies have obtained valid assignments of inventions from each inventor to the Company or one of its Subsidiaries either directly or through assignment by intermediary assignees, including where such inventions were created during the course of a Person’s employment or engagement by the Company or one of its Subsidiaries. The assignments of all Patents and Patent applications in the Registered IP, as applicable, evidencing chain of title from each inventor to the Group Companies have been recorded at the respective intellectual property offices.

(k) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Group Company has taken commercially reasonable steps designed to safeguard and maintain the secrecy of any Trade Secrets owned by any Group Company and any other confidential information, including of a third party, currently or historically used by or otherwise under the custody or control of any Group Company. Except as would not reasonably be expected to have a Company Material Adverse Effect, each Group Company has not disclosed any Trade Secrets to any other Person unless such disclosure was under an appropriate written non-disclosure Contract containing reasonable limitations on use, reproduction and disclosure. To the Knowledge of the Company, there has been no violation or unauthorized access to or disclosure of any Trade Secrets of any Group Company.

(l) To the Knowledge of the Company, the Group Companies possess all source code, object code, and other documentation and materials necessary to compile (if subject to compilation) and operate the Group Companies’ proprietary Software that is owned or purported to be owned by the Group Companies (“Owned Software”). Except as provided in Section 3.14(l) of the Company Disclosure Letter, the source code of the Group Companies’ Owned Software has not been delivered to or disclosed to any third party.

(m) Except as set forth on Section 3.14(m) of the Company Disclosure Letter or as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, the Group Companies (i) use all generative artificial intelligence technology (“Generative AI Tools”) in material compliance with applicable Laws and applicable terms governing such use (including each end user license agreement, terms of use, or other terms that govern the Group Companies’ use of Generative AI Tools), (ii) have not made available any material Personal Data or material Trade Secrets of the Group Companies in any prompts or inputs into any Generative AI Tools, except in cases where the providers of such Generative AI Tools are subject to contractual or other binding obligations not to: (A) use such prompts or inputs to train the machine learning or algorithm of such Generative AI Tools; (B) make such data, prompts or inputs available to any third party; or (C) use such data, prompts or inputs for any purpose other than the generation of output to the user and for the benefit of the Group Company, (iii) have used Generative AI Tools (including AI-assisted software development tools) in the development of Owned IP solely in material compliance with applicable Laws, the applicable terms governing such use and the Group Companies’ internal policies and review procedures relating to the use of Generative AI Tools, (iv) have used and implemented commercially reasonable practices and procedures designed to ensure that any output generated by a Generative AI Tool has been tested for material inaccuracy, and (v) have implemented commercially reasonable practices designed to ensure that material Software or other material output created (in whole or in part) by the use of Generative AI Tools is subject to human review prior to use or publication, and that material Software output is subject to a code review process before such Software is used or implemented in production, including reasonable scans for security vulnerabilities; provided, however, that nothing in this Section 3.14(m) shall be deemed to be breached by, and no representation in this Section 3.14(m) shall apply to, the use by the Group Companies of AI-assisted software development or coding tools (including any commercially available enterprise or licensed versions thereof) where (a) the output of such tools is subject to human review prior to use, (b) no material Personal Data or material Trade Secrets of the Group Companies have been submitted as prompts or inputs to such tools, and (c) such tools are used pursuant to enterprise or other licensed terms that include reasonable data-protection or confidentiality commitments from the provider.

(n) The consummation of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any license of Intellectual Property to a Group Company or any license of Owned IP to a third party, any payments with respect thereto, or release of source code included as part of the Owned IP. As of and following the date of this Agreement, the Company and its Subsidiaries shall be permitted to exercise all of the Group Companies’ rights under such licenses to the same extent that the Group Companies would have been able to exercise had this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Group Companies would otherwise be required to pay in the absence of such transactions.

(o) Notwithstanding anything to the contrary in this Agreement, the representations and warranties contained in this Section 3.14 are the sole and exclusive representations and warranties made by the Company with respect to the validity, enforcement, ownership, infringement, violation or misappropriation of, and compliance with applicable laws concerning Intellectual Property and Business Data.

Section 3.15. Labor and Employee Matters.

(a) Except as disclosed in Section 3.15(a) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries has complied with all applicable Law related to labor or employment, including provisions thereof relating to wages and payrolls (in particular relating to full and timely settlement of claims), working hours and resting hours, overtime, working conditions, benefits, recruitment, occupational health and safety, immigration, employees provident fund, social security organization and collective bargaining, trade union, works agreements, regulatory agreements, works council, employment agreements, compulsory employment insurance, foreign employees, work and residence permits, public holiday and leaves, labor contracts and labor disputes; (ii) there is no pending or, to the Knowledge of the Company, threatened in writing Action relating to the violation of any applicable Law by the Company or any of its Subsidiaries related to labor or employment, including any charge or complaint filed by any of its current or former employees, directors, commissioners, officers, consultants or contractors with any Governmental Authority or the Company or any of its Subsidiaries; and (iii) the Company and its Subsidiaries have properly classified for all purposes (including (x) for Tax purposes, (y) for purposes of minimum wage and overtime and (z) for purposes of determining eligibility to participate in any statutory and non-statutory Benefit Plan) all Persons who have performed services for or on behalf of each such entity, and have properly withheld and paid all applicable Taxes and statutory contributions and made all required filings in connection with services provided by such persons to the Company and its Subsidiaries in accordance with such classifications.

(b) Except as would not have a Company Material Adverse Effect, (i) each of the Benefit Plans has been operated administered and amended in accordance with its terms, and is in compliance with all applicable Law, and all contributions to, and payments for each such Benefit Plan have been timely made, and, to the Knowledge of the Company, no event, transaction or condition has occurred or exists that would result in any such Liability to any of the Company and any of its Subsidiaries under such Benefit Plan; (ii) there are no pending or, to the Knowledge of the Company, threatened in writing Actions involving any Benefit Plan (except for routine claims for benefits payable in the normal operation of any Benefit Plan) and to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such Actions; (iii) no Benefit Plan is under investigation or audit by any Governmental Authority and, to the Knowledge of the Company, no such investigation or audit is contemplated or under consideration; and (iv) the Company and each of its Subsidiaries is in compliance with all applicable Laws and Contracts relating to its provision of any form of Social Insurance, and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable Law and Contracts.

(c) Except as disclosed in Section 3.15(c) of the Company Disclosure Letter, neither the execution of any of the Transaction Documents to which the Company is a party nor the consummation of the transactions contemplated thereunder (either alone or in combination with another event) will (i) result in any payment becoming due to any Company employees or any current or former director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries; (ii) increase the amount of compensation or any benefits otherwise payable under any of the Benefit Plans; (iii) result in any acceleration of the time of payment, exercisability, funding or vesting of any such benefits; or (iv) result in any payments or benefits that, individually or in combination with any other payment, would constitute the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code; or (v) to the Knowledge of the Company lead to resignation of key employees of any of the Group Companies.

(d) Neither the Company nor any of its Subsidiaries or any ERISA Affiliate thereof has any Liability with respect to or under: (i) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; or (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA.

(e) Except as disclosed in Section 3.15(e) of the Company Disclosure Letter and as would not result in a Company Material Adverse Effect, as of the date of this Agreement (i) no employee of the Company or any of its Subsidiaries is represented by a Union, (ii) neither the Company nor any of its Subsidiaries is negotiating any collective bargaining agreement or other Contract with any Union, (iii) to the Knowledge of the Company, (A) there is no effort currently being made or threatened by or on behalf of any Union to organize any employees of the Company or any of its Subsidiaries, and (B) there has been no such effort in the past three years, and (iv) there are no labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there have been no such troubles for the past three years. No notice, consent or consultation obligations with respect to any employee of the Company or any of its Subsidiaries or any Union will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.16. Brokers. Except as set forth in Section 3.16 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of the Company or any of its Controlled Affiliates.

The information supplied by the Company in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) the SPAC Shareholders and (ii) the Swiss HoldCo Shareholders, and (c) the time of (i) the SPAC Shareholders’ Meeting and (ii) the Swiss HoldCo Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.17. Environmental Matters. Except as would not have a Company Material Adverse Effect, the Group Companies are in compliance with the applicable Environmental Laws in the respective jurisdictions where they conduct their business.

Section 3.18. Insurance. Each of the Group Companies has insurance policies covering such risks as are customarily carried by Persons conducting business in the industries and geographies in which the Group Companies operate. All such policies are in full force and effect, and all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, in each case except as would not result in a Company Material Adverse Effect.

Section 3.19. Company Related Parties. Except for written employment agreements made available to SPAC prior to the date hereof and except as set forth in Sections 3.19 or 3.12(a) of the Company Disclosure Letter, the Company has not engaged in any transactions with Related Parties that would be required to be disclosed in the Proxy/Registration Statement. Any transactions with Related Parties have been concluded at arm’s length, comply with applicable Law and there are no hidden or deferred payments in connection therewith.

Section 3.20. Investigation. Notwithstanding anything contained in this Agreement, each of the Company, its Subsidiaries, and Company Shareholders has made its own investigation of SPAC and that neither SPAC nor any of its equityholders, partners, members and Representatives, including Sponsor and Sponsor Affiliate, is making any representation or warranty whatsoever, express or implied, beyond those expressly given by SPAC in Article IV.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC hereby represents and warrants to the Company the following, except as set forth in (i) the SPAC SEC Filings (excluding any disclosures in any risk factors section that do not constitute statements of fact, it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.2, Section 4.6 and Section 4.13) or (ii) the disclosure letter delivered to the Company by SPAC on the date of this Agreement (the “SPAC Disclosure Letter”), which exceptions shall, in the case of clause (ii), be subject to Section 13.11 and be deemed to be part of the representations and warranties made hereunder.

Section 4.1. Organization, Good Standing, Corporate Power and Qualification. SPAC is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. SPAC is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have a SPAC Material Adverse Effect. As of the date of this Agreement, the SPAC Charter as previously made available by or on behalf of SPAC to the Company is true and correct.

Section 4.2. Capitalization and Voting Rights.

(a) Capitalization of SPAC.

(i) The validly issued share capital of SPAC as of March 31, 2026 is set forth in Section 4.2(a) of the SPAC Disclosure Letter which sets forth, as of the date of this Agreement, the following (on an aggregate, and not holder-by-holder, basis): (i) outstanding SPAC Ordinary Shares, by class or series; (ii) outstanding SPAC Preference Shares, by class or series; and (iii) warrants and other share purchase rights, if any.

(ii) All SPAC Shares that are issued and outstanding (i) have been duly authorized and have been validly issued and are fully paid, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract. PubCo owns all Equity Securities in Merger Sub.

(b) No Other Securities. Except as set forth in Section 4.2(a) of the SPAC Disclosure Letter, (i) there are no authorized, outstanding or issued Equity Securities of SPAC; (ii) SPAC is not obligated to issue, sell or transfer any Equity Securities of SPAC; (iii) other than the SPAC Charter, SPAC is not a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of SPAC; (iv) SPAC has not granted any registration rights or information rights to any other Person; (v) there are no phantom shares and there are no voting or similar agreements entered into by SPAC which relate to the share capital, registered capital or charter capital of SPAC; and (vi) SPAC has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the SPAC Shareholders on any matter or any agreements to issue such bonds, debentures, notes or other obligations.

(c) SPAC does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

Section 4.3. Corporate Structure; Subsidiaries. SPAC is not obligated to make any investment in or capital contribution to or on behalf of any other Person.

Section 4.4. Authorization. SPAC has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereunder and thereunder, subject to receipt of SPAC Shareholders’ Approval. All corporate actions on the part of SPAC necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the performance of all its obligations thereunder (including any board approval) have been taken, subject to (a) obtaining SPAC Shareholders’ Approval and (b) the filing of the Initial Merger Filing Documents. This Agreement and the other Transaction Document to which SPAC is or will be a party is, or when executed by the other parties thereto, will be, valid and legally binding obligations of SPAC, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by applicable laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 4.5. Consents; No Conflicts. Assuming the representations and warranties in Article III are true and correct, except (a) as otherwise set forth in the SPAC Disclosure Letter, (b) for the SPAC Shareholders’ Approval, (c) for the registration or filing with the Registrar of Companies of the Cayman Islands, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions and (d) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not have a SPAC Material Adverse Effect, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of SPAC, have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by SPAC does not, and the consummation by SPAC of the transactions contemplated hereby and thereby will not (i) (assuming compliance with the matters referred to in clauses (a) through (d) of the immediately preceding sentence) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of SPAC) or cancellation under, (A) any Governmental Order, (B) any provision of the Organizational Documents of SPAC, (C) any applicable Law, (D) any Contract to which SPAC is a party or by which its assets are bound, or (ii) result in the creation of any Security Interest upon any of the properties or assets of SPAC other than any restrictions under federal or state securities laws, this Agreement or the SPAC Charter, except in the case of sub-clauses (A), (C), and (D) of clause (i), as would not have a SPAC Material Adverse Effect.

Section 4.6. Tax Matters. All material Tax Returns required to be filed by or with respect to SPAC have been filed within the requisite period (taking into account any extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by SPAC have been or will be paid in a timely fashion or have been accrued for on the financial statements of SPAC. No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of SPAC have been asserted in writing by, and no written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to such Tax Returns or any Taxes of SPAC has been received from, any Tax authority, and no dispute or assessment relating to such Tax Returns or such Taxes with any such Tax authority is currently outstanding. No material claim that is currently outstanding has been made by a Tax authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by that jurisdiction. SPAC has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 4.7. Financial Statements.

(a) The financial statements of SPAC contained in SPAC SEC Filings (the “SPAC Financial Statements”) (i) have been prepared in accordance with the books and records of SPAC, (ii) fairly present in all material respects the financial condition of SPAC on a consolidated basis as of the dates indicated therein, and the results of operations and cash flows of SPAC on a consolidated basis for the periods indicated therein, and (iii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved.

(b) SPAC has in place disclosure controls and procedures that are (i) designed to reasonably ensure that material information relating to SPAC is made known to the management of SPAC by others within SPAC; and (ii) effective in all material respects to perform the functions for which they were established. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (w) transactions are executed in accordance with management’s general or specific authorizations, (x) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (y) access to assets is permitted only in accordance with management’s general or specific authorization and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Neither SPAC nor, to the Knowledge of SPAC, any Representative of SPAC, has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC with respect to the SPAC Financial Statements or the internal accounting controls of SPAC, including any written complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices. No attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to the SPAC Board or any committee thereof or to any director or officer of SPAC.

(d) SPAC has no liability or obligation of any nature whatsoever, whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or not, due or not, individually or in the aggregate, and there is no existing condition, situation or set of circumstances which is reasonably expected to result in such a liability or obligation, other than (i) Liabilities incurred after the SPAC Accounts Date in the Ordinary Course or other Liabilities that individually and in the aggregate are immaterial and (ii) obligations and liabilities reflected, or reserved against, in the SPAC Financial Statements or as set forth in Section 4.7(d) of the SPAC Disclosure Letter.

Section 4.8. Absence of Changes.

(a) Since the SPAC Accounts Date, (i) to the date of this Agreement SPAC has operated its business in the Ordinary Course and collected receivables and paid payables and similar obligations in the Ordinary Course and (ii) there has not been any SPAC Material Adverse Effect.

(b) Between the SPAC Accounts Date and the date of this Agreement, except as required by applicable Law or an order by a Governmental Authority, SPAC has used commercially reasonable efforts to preserve intact the present business organizations of SPAC.

Section 4.9. Actions. Except as would not have a SPAC Material Adverse Effect, (a) there is no Action pending or, to the Knowledge of SPAC, threatened in writing against or affecting SPAC; and (b) there is no judgment or award unsatisfied against SPAC, nor is there any Governmental Order in effect and binding on SPAC or its assets or properties.

Section 4.10. Brokers. Except as set forth in Section 4.10 of the SPAC Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of SPAC or any of its Affiliates.

Section 4.11. Proxy/Registration Statement. The information supplied by SPAC in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) the SPAC Shareholders and (ii) the Swiss HoldCo Shareholders, and (c) the time of (i) the SPAC Shareholders’ Meeting and (ii) the Swiss HoldCo Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 4.12. SEC Filings. SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing or furnishing through the date of this Agreement, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to such SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Acquisition Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Filing. To the Knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 4.13. Trust Account. As of the date of this Agreement, SPAC has at least $206,030,469 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of June 17, 2025, between SPAC and Continental Stock Transfer & Trust Company, as trustee (in such capacity, the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than SPAC Shareholders holding SPAC Ordinary Shares (prior to the Acquisition Effective Time) sold in SPAC’s IPO who shall have elected to redeem their SPAC Ordinary Shares (prior to the Acquisition Effective Time) pursuant to the SPAC Charter) to any portion of the proceeds in the Trust Account. Prior to the Acquisition Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all SPAC Share Redemptions. There are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Acquisition Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Charter shall terminate, and as of the Acquisition Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Charter to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To the Knowledge of SPAC, as of the date of this Agreement, following the Acquisition Closing, no SPAC Shareholder is entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder has exercised a SPAC Share Redemption. As of the date of this Agreement, assuming the accuracy of the representations and warranties contained in Article III and the compliance by the Company with its obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Acquisition Closing Date.

Section 4.14. Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

Section 4.15. Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities related to SPAC’s IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Charter or as otherwise contemplated by the Transaction Documents and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Acquisition Closing.

(b) Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

Section 4.16. Nasdaq Quotation. SPAC Class A Ordinary Shares, SPAC Rights and SPAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “AXIN”, “AXINR” and “AXINU”, respectively. Except as set forth on Section 4.16 of the SPAC Disclosure Letter, SPAC is in compliance with the rules of Nasdaq and there is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister SPAC Class A Ordinary Shares, SPAC Rights or SPAC Units or terminate the listing thereof on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Class A Ordinary Shares, SPAC Rights or SPAC Units under the Exchange Act except as contemplated by this Agreement.

Section 4.17. Board Approval. The SPAC Board has unanimously (a) determined that this Agreement, the Mergers and the other Transactions are in the best interests of SPAC and constitute a Business Combination, (b)(i) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (ii) approved and declared advisable the Sponsor Support Agreement, the Assignment, Assumption and Amendment Agreement, the Shareholder Support Agreements, the Registration Rights Agreement and the execution, delivery and performance thereof, (c) made the SPAC Board Recommendation and (d) directed that this Agreement be submitted to the shareholders of SPAC for their adoption.

Section 4.18. SPAC Related Parties. Except for written employment agreements made available to the Company prior to the date hereof and except as set forth in Section 4.18 of the SPAC Disclosure Letter, SPAC has not engaged in any transactions with Related Parties that would be required to be disclosed in the Proxy/Registration Statement.

Section 4.19. No Outside Reliance. Notwithstanding anything contained in this Agreement, each of SPAC and its equityholders, partners, members and Representatives, including Sponsor and Sponsor Affiliate, has made its own investigation of the Company, its Subsidiaries and that neither the Company nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by SPAC or its Representatives) or otherwise reviewed by SPAC) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of the Company, any of its Subsidiaries, or Company Shareholders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III. Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Company and any of its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES

As of the execution of their respective Joinders, PubCo and Merger Sub each, an Acquisition Entity, hereby jointly and severally represent and warrant to SPAC and the Company, the following:

Section 5.1. Organization, Good Standing, Corporate Power and Qualification. Each Acquisition Entity is a company duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as applicable.

Section 5.2. Capitalization and Voting Rights.

(a) Capitalization. As of the execution of the Joinders, the share capital of each Acquisition Entity is as set forth in the applicable Joinder. The PubCo Shares and the Merger Sub Share, and any PubCo Ordinary Shares and shares of Merger Sub that will be issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid, (ii) were, or will be, issued, in compliance in all material respects with applicable Law, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract.

(b) No Other Securities. Except as set forth in Section 5.2(a), in connection with PIPE Investments, share compensations of advisors of SPAC, Sponsor or the Company or as set forth otherwise in this Agreement, (i) no Acquisition Entity has authorized, outstanding or issued any Equity Securities; (ii) no Acquisition Entity is obligated to issue, sell or transfer any Equity Securities; (iii) no Acquisition Entity is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such Acquisition Entity; (iv) no Acquisition Entity has granted any registration rights or information rights to any other Person; (v) there are no phantom shares and there are no voting or similar agreements entered into by any Acquisition Entity which relate to the share capital, registered capital or charter capital of such Acquisition Entity; and (vi) no Acquisition Entity has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of such Acquisition Entity on any matter or any agreements to issue such bonds, debentures, notes or other obligations.

(c) PubCo does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than, as of execution of the Joinders, Merger Sub and, as of the Acquisition Closing Date, (indirectly) SPAC. Merger Sub does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

Section 5.3. Corporate Structure; Subsidiaries. No Acquisition Entity is obligated to make any investment in or capital contribution to or on behalf of any other Person other than in connection with the Transactions.

Section 5.4. Authorization. Each Acquisition Entity has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereunder and thereunder. All corporate actions on the part of each Acquisition Entity necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the performance of all its obligations thereunder (including any board or shareholder approval, as applicable) have been, or will be prior to Closing, taken, subject to actions in connection with the SPAC Reorganization, the filing of the Initial Merger Filing Documents and the Acquisition Merger Filing Documents. This Agreement and the other Transaction Document to which an Acquisition Entity is or will be a party is, or when executed by the other parties thereto, will be, valid and legally binding obligations of such Acquisition Entity enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 5.5. Consents; No Conflicts. Assuming the representations and warranties in Article III are true and correct, except (a) for the registration or filing with the Registrar of Companies of the Cayman Islands, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions, (b) the filing of the Acquisition Merger Filing Documents and any related registrations with the respective commercial register and (c) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not have a Company Material Adverse Effect, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of each Acquisition Entity, have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by each Acquisition Entity does not, and the consummation by such Acquisition Entity of the transactions contemplated hereby and thereby will not result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of such Acquisition Entity) or cancellation under, (a) (i) any Governmental Order, (ii) any provision of the Organizational Documents of such Acquisition Entity, (iii) any applicable Law, (iv) any Contract to which such Acquisition Entity is a party or by which its assets are bound, or (b) result in the creation of any Security Interest upon any of the properties or assets of such Acquisition Entity other than any restrictions under federal or state securities laws, this Agreement or the Organizational Documents of such Acquisition Entity, except in the case of sub-clauses (i), (iii), and (iv) of clause (a), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into and perform the Transaction Documents to which it is or will be a party and to consummate the Transactions.

Section 5.6. Absence of Changes. Since the date of its incorporation, each Acquisition Entity has operated its business in the Ordinary Course.

Section 5.7. Actions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into and perform the Transaction Documents to which it is or will be a party and to consummate the Transactions, (a) there is no Action pending or, to the Knowledge of SPAC, threatened in writing against or affecting any Acquisition Entity; and (b) there is no judgment or award unsatisfied against such Acquisition Entity, nor is there any Governmental Order in effect and binding on any Acquisition Entity or its assets or properties.

Section 5.8. Brokers. Except as set forth in Section 5.8 of the SPAC Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of any Acquisition Entity or any of its Affiliates.

Section 5.9. Proxy/Registration Statement. The information supplied by each Acquisition Entity in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) SPAC Shareholders and (ii) the Swiss HoldCo Shareholders, and (c) the time of (i) the SPAC Shareholders’ Meeting and (ii) the Swiss HoldCo Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that an Acquisition Entity is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.10. Investment Company Act; JOBS Act. No Acquisition Entity is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. No Acquisition Entity constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.11. Business Activities. Each Acquisition Entity was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Acquisition Closing except as expressly contemplated by the Transaction Documents and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.12. PubCo Incentive Equity Plan; PubCo Virtual Share Plan.

(a) The board of directors and the sole shareholder of PubCo will approve and adopt an incentive equity plan in form and substance reasonably acceptable to the parties hereto (the “PubCo Incentive Equity Plan”), establishing an initial share reserve equal to 10% of the outstanding PubCo Ordinary Shares on a fully diluted basis immediately following the Acquisition Closing (and including a 5% annual “evergreen” provision). The parties will work in consultation with a third-party compensation consultant and with reference to comparable public company plans.

(b) Following the Acquisition Effective Time, the Assumed Virtual Share Awards will be continued to be governed by the terms approved by the board of directors of the Company for the conversion of the Company Virtual Share Awards as assumed by PubCo (the “PubCo Virtual Share Plan”). The PubCo Virtual Share Plan shall provide for terms substantially consistent with Section 2.3(e)(iii). The board of directors of the Company hereby agrees that following the Acquisition Effective Time PubCo shall not grant any Virtual Share Awards under the PubCo Virtual Share Plan other than those existing immediately prior to the Acquisition Effective Time.

Section 5.13. Intended Tax Treatment. Merger Sub has elected or will elect to be disregarded as an entity separate from PubCo for U.S. federal income tax purposes as of the effective date of its formation and has not and will not subsequently changed such classification. No Acquisition Entity has taken any action (nor permitted any action to be taken), or is aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 5.14. Foreign Private Issuer. PubCo is and shall be at all times commencing from the date 30 days prior to the first filing of the Proxy/Registration Statement with the SEC through the Acquisition Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

Section 5.15. No Outside Reliance. Notwithstanding anything contained in this Agreement, each of the Acquisition Entities, and any of their respective equityholders, partners, members or Representatives has made its own investigation of the Company, its Subsidiaries and neither the Company nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by such Acquisition Entity or its Representatives)) or management presentations that have been or shall hereafter be provided to such Acquisition Entity or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of the Company, any of its Subsidiaries, or the Company Shareholders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III. Except as otherwise expressly set forth in this Agreement, such Acquisition Entity understands and agrees that any assets, properties and business of the Company and any of its Subsidiaries and are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SWISS HOLDCO

As of the execution of its Joinder, Swiss HoldCo hereby represents and warrants to SPAC and each Acquisition Entity the following, except as set forth in the Company Disclosure Letter (to the extent applicable to Swiss HoldCo), which exceptions shall, subject to Section 13.11, be deemed to be part of the representations and warranties made hereunder.

Section 6.1. Organization, Good Standing, Corporate Power and Qualification. Swiss HoldCo is a public limited company duly incorporated, validly existing and in good standing under the Laws of Switzerland.

Section 6.2. Capitalization and Voting Rights.

(a) Capitalization. As of the execution of its Joinder, the share capital of Swiss HoldCo is as set forth in the applicable Joinder. The Swiss HoldCo Shares that have been or will be issued pursuant to the contribution of Company Shares to Swiss HoldCo and any Swiss HoldCo Shares that will be issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid, not liable for additional contributions (keine Nachschusspflicht), (ii) were, or will be, issued, in compliance in all material respects with applicable Law, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract.

(b) No Other Securities. Except as set forth in the Joinder or as set forth otherwise in this Agreement, (i) Swiss HoldCo has not authorized, outstanding or issued any Equity Securities other than the Swiss HoldCo Shares; (ii) Swiss HoldCo is not obligated to issue, sell or transfer any Equity Securities; (iii) Swiss HoldCo is not a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of Swiss HoldCo; (iv) Swiss HoldCo has not granted any registration rights or information rights to any other Person; (v) there are no phantom shares and there are no voting or similar agreements entered into by Swiss HoldCo which relate to the share capital of Swiss HoldCo; and (vi) Swiss HoldCo has not outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of Swiss HoldCo on any matter or any agreements to issue such bonds, debentures, notes or other obligations.

(c) Swiss HoldCo does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than the Company and the Company’s Subsidiaries.

Section 6.3. Corporate Structure; Subsidiaries. Swiss HoldCo is not obligated to make any investment in or capital contribution to or on behalf of any other Person other than the Company and its Subsidiaries and in connection with the Transactions.

Section 6.4. Authorization. Swiss HoldCo has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereunder and thereunder, subject to receipt of the Swiss HoldCo Shareholders’ Approval. All corporate actions on the part of Swiss HoldCo necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the performance of all its obligations thereunder (including any board or shareholder approval, as applicable) have been, or will be prior to Closing, taken, subject to the Swiss HoldCo Shareholders’ Approval and the filing of the Acquisition Merger Filing Documents. This Agreement and the other Transaction Documents to which Swiss HoldCo is or will be a party is, or when executed by the other parties thereto, will be, valid and legally binding obligations of Swiss HoldCo enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 6.5. Consents; No Conflicts. Assuming the representations and warranties in Article III are true and correct, except (a) for the registration or filing with the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions, (b) the filing of the Acquisition Merger Filing Documents and any related registrations with the respective commercial register and (c) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not have a Company Material Adverse Effect, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of Swiss HoldCo, have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by Swiss HoldCo does not, and the consummation by Swiss HoldCo of the transactions contemplated hereby and thereby will not result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of Swiss HoldCo) or cancellation under, (a) (i) any Governmental Order, (ii) any provision of the Organizational Documents of Swiss HoldCo, (iii) any applicable Law, (iv) any Contract to which Swiss HoldCo is a party or by which its assets are bound, or (b) result in the creation of any Security Interest upon any of the properties or assets of Swiss HoldCo other than any restrictions under federal or state securities laws, this Agreement or the Organizational Documents of Swiss HoldCo, except in the case of sub-clauses (i), (iii), and (iv) of clause (a), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Swiss HoldCo to enter into and perform the Transaction Documents to which it is or will be a party and to consummate the Transactions.

Section 6.6. Absence of Changes. Since the date of its incorporation, Swiss HoldCo has operated its business in the Ordinary Course.

Section 6.7. Actions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Swiss HoldCo to enter into and perform the Transaction Documents to which it is or will be a party and to consummate the Transactions, (a) there is no Action pending or, to the Knowledge of the Company, threatened in writing against or affecting Swiss HoldCo; and (b) there is no judgment or award unsatisfied against Swiss HoldCo, nor is there any Governmental Order in effect and binding on Swiss HoldCo or its assets or properties.

Section 6.8. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions based upon arrangements made by and on behalf of Swiss HoldCo or any of its Affiliates.

Section 6.9. Proxy/Registration Statement. The information supplied by Swiss HoldCo in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) SPAC Shareholders and (ii) the Swiss HoldCo Shareholders, and (c) the time of (i) the SPAC Shareholders’ Meeting and (ii) the Swiss HoldCo Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Swiss HoldCo is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 6.10. Investment Company Act; JOBS Act. Swiss HoldCo is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

Section 6.11. Business Activities. Swiss HoldCo was formed solely for the purpose of holding the Company Shares contributed to it by the Company Shareholders and effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the foregoing, and has no, and at all times prior to the Acquisition Closing except as expressly contemplated by the Transaction Documents and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the holding of Company Shares.

Section 6.12. No Outside Reliance. Notwithstanding anything contained in this Agreement, Swiss HoldCo, and any of its equityholders, partners, members or Representatives has made its own investigation of SPAC and the Acquisition Entities and neither SPAC nor any of its Affiliates, agents or Representatives, including Sponsor, is making any representation or warranty whatsoever, express or implied, beyond those expressly given by SPAC in Article IV and each Acquisition Entity in Article V. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the SPAC Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Swiss HoldCo or its Representatives)) or management presentations that have been or shall hereafter be provided to Swiss HoldCo or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of SPAC or any Acquisition Entity, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV and Article V. Except as otherwise expressly set forth in this Agreement, Swiss HoldCo understands and agrees that any assets, properties and business of SPAC and the Acquisition Entities are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV and Article V, with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE VII
COVENANTS OF THE COMPANY

Section 7.1. Conduct of Business. Except (i) as contemplated or permitted by the Transaction Documents, (ii) as required by applicable Law, (iii) as set forth on Section 7.1 of the Company Disclosure Letter, or (iv) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except with respect to matters set forth in Sections 7.1(2)(a) and 7.1(2)(f)), from the date of this Agreement through the earlier of the Acquisition Closing or valid termination of this Agreement pursuant to Article XI (the “Interim Period”), Swiss HoldCo and the Company (1) shall use commercially reasonable efforts to operate their respective businesses and their respective Subsidiaries in all material respects in the Ordinary Course and (2) shall not, and neither shall permit its Subsidiaries to:

(a) (i) amend its memorandum and articles of association or other organizational documents (whether by merger, consolidation, amalgamation or otherwise); or (ii) propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization;

(b) incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities or options, warrants or other rights to acquire debt securities, in a principal amount exceeding $20,000,000, except for (i) amendments thereto that are immaterial, beneficial to Swiss HoldCo, the Company or otherwise required in order to consummate the Transactions, (ii) borrowings, draws or reborrowings under credit facilities of the Company or its Subsidiaries existing as of the date of this Agreement in the Ordinary Course, and (iii) indebtedness incurred between or among the Company and its wholly owned Subsidiaries;

(c) transfer, issue, sell, grant, pledge or otherwise dispose of (i) any of its Equity Securities, or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations of Swiss HoldCo or the Company to issue, deliver or sell any Equity Securities of Swiss HoldCo or the Company, as applicable;

(d) Except as (x) would not have a Company Material Adverse Effect, (y) required under the terms of any Benefit Plan existing as of the date of this Agreement or (z) in the Ordinary Course or as otherwise required by Law or this Agreement, (A) amend, modify, adopt, enter into or terminate any Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be a Benefit Plan if in effect as of the date of this Agreement, in each case, (x) which exists solely for the benefit of a Senior Management Member or (y) which would materially disproportionately benefit a Senior Management Member relative to the other participants in such Benefit Plan, or (B) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any Senior Management Member;

(e) sell, lease, exclusively license, transfer, abandon, allow to lapse or dispose of any material property or assets, in any single transaction or series of related transactions, except for (i) transactions pursuant to Contracts entered into in the Ordinary Course, or (ii) (other than transactions involving the exclusive license of any material property or assets) transactions that do not exceed $3,000,000 individually and $10,000,000 in the aggregate or (iii) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company or its Subsidiaries;

(f) merge, consolidate or amalgamate with or into any Person;

(g) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, merger or consolidation, or contributions to capital, or loans or advances, in any such case with a value or purchase price in excess of $5,000,000 individually and $15,000,000 in the aggregate;

(h) settle any Action by any Governmental Authority or any other third party material to the business of the Company involving (A) the payment of monetary damages by the Company or any of its Subsidiaries in excess of $2,000,000 individually and $5,000,000 in the aggregate (net of any amounts covered by insurance), or (B) any admission of wrongdoing or liability or any material non-monetary or equitable relief that would be binding on the Company or any of its Subsidiaries following the Acquisition Closing; provided that a Subsidiary shall be permitted to take such actions otherwise prohibited by this subsection (h) so long as it does not result individually or in the aggregate in a Company Material Adverse Effect;

(i) (i) split, combine or reclassify any shares of its share capital, (ii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, or (iv) amend any term or alter any rights of any of its outstanding Equity Securities;

(j) enter into any Material Contract, or amend any such Material Contract in any material respect, in each case in a manner that is adverse to Swiss HoldCo, the Company and any of their respective Subsidiaries, taken as a whole;

(k) voluntarily terminate, suspend, abrogate, amend or modify any Material Permit in a manner materially adverse to Swiss HoldCo, the Company and any of their respective Subsidiaries, taken as a whole;

(l) make any material change in its accounting principles or methods unless required by GAAP;

(m) make (other than in the ordinary course of business consistent with past practice), change or revoke any material Tax election, amend any Tax Return, enter into any closing agreement or seek any ruling from any Governmental Authority with respect to material Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, change any method of Tax accounting or Tax accounting period, initiate any voluntary Tax disclosure to any Governmental Authority, or incur any material amount of Taxes outside of the ordinary course of business; or

(n) enter into any agreement or otherwise make a commitment to do any of the foregoing.

Section 7.2. Access to Information. Upon reasonable prior notice and subject to applicable Law, from the date of this Agreement until the Acquisition Effective Time, Swiss HoldCo and the Company shall, and shall cause each of its wholly owned Subsidiaries and each of its and its wholly owned Subsidiaries’ officers, directors and employees to, and shall use its commercially reasonable efforts to cause its Representatives to, afford SPAC and its officers, directors, employees and Representatives, following notice from SPAC in accordance with this Section 7.2, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of each of it and its wholly owned Subsidiaries, and all other financial, operating and other data and information as shall be reasonably requested; provided, however, that in each case, neither Swiss HoldCo nor the Company shall be required to disclose any document or information, or permit any inspection, that would, in the reasonable judgment of Swiss HoldCo or the Company, as applicable, (a) result in the disclosure of any trade secrets or violate the terms of any confidentiality provisions in any agreement with a third party, (b) result in a violation of applicable Law, including any fiduciary duty, (c) waive the protection of any attorney-client privilege or (d) result in the disclosure of any sensitive or personal information that would expose Swiss HoldCo or the Company to the risk of Liabilities.

Section 7.3. Acquisition Proposals and Alternative Transactions. During the Interim Period, Swiss HoldCo and the Company shall not, and each shall cause its Controlled Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with any third-party (including any Competing SPAC) with respect to a Company Acquisition Proposal; (b) furnish or disclose any non-public information to any third-party (including to any Competing SPAC) in connection with or that would reasonably be expected to lead to a Company Acquisition Proposal; (c) enter into any agreement, arrangement or understanding with any third party (including a Competing SPAC) regarding a Company Acquisition Proposal; (d) other than as set forth on Section 7.1 of the Company Disclosure Letter, prepare or take any steps in connection with a public offering of any Equity Securities of the Company, any of its Subsidiaries, or a newly-formed holding company of the Company or such Subsidiaries or (e) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

Section 7.4. D&O Indemnification and Insurance.

(a) From and after the Acquisition Closing, the Surviving Corporation, Merger Sub and PubCo shall jointly and severally indemnify and hold harmless each present and former director and officer of the Company, any of its Subsidiaries, SPAC and any Acquisition Entity (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of the Company, its Subsidiaries, SPAC or such Acquisition Entity, respectively) (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Acquisition Closing, whether asserted or claimed prior to, at or after the Acquisition Closing, to the fullest extent that the Company, its Subsidiaries, SPAC or such Acquisition Entity, respectively, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Organizational Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Surviving Corporation and PubCo shall, and shall cause their Subsidiaries to, and Merger Sub shall to the extent permitted under applicable law (i) maintain for a period of not less than six years from the Acquisition Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Surviving Corporation and its Subsidiaries’ or Merger Sub’s and each Acquisition Entity’s, respectively, former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Organizational Documents of the Surviving Corporation and its Subsidiaries, Merger Sub or such Acquisition Entity, respectively, in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the Acquisition Closing, each of PubCo, the Surviving Corporation and Merger Sub shall (and the Surviving Corporation shall cause its Subsidiaries to) maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s, any of its Subsidiaries’, SPAC’s, Merger Sub’s or any Acquisition Entity’s, respectively, directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) each of PubCo, the Surviving Corporation and Merger Sub may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing coverage in an amount not less than the existing coverage and with other terms not less favorable than the existing coverage with respect to claims existing or occurring at or prior to the Acquisition Closing and if and to the extent such policies have been obtained prior to the Acquisition Closing with respect to any such Persons, the Surviving Corporation, Merger Sub and PubCo, respectively, shall maintain such policies in effect and continue to honor the obligations thereunder, (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.4 shall be continued in respect of such claim until the final disposition thereof, and (iii) none of PubCo, the Surviving Corporation, Merger Sub or any of their respective Subsidiaries shall be required to pay annual premiums for any such insurance in excess of 300% of the last annual premium paid by the Company, its Subsidiaries, SPAC or the applicable Acquisition Entity, as applicable, prior to the date of this Agreement (the “Maximum Annual Premium”); provided, further, that if the annual premiums for such insurance coverage exceed the Maximum Annual Premium, each of PubCo, the Surviving Corporation and Merger Sub shall obtain, and the Surviving Corporation shall cause its Subsidiaries to obtain, as much coverage as can reasonably be obtained for an amount not exceeding the Maximum Annual Premium.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.4 shall survive the Acquisition Closing indefinitely and shall be binding, jointly and severally, on the Surviving Corporation, Merger Sub and PubCo and all of their respective successors and assigns. In the event that the Surviving Corporation, Merger Sub, PubCo or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation, Merger Sub or PubCo, respectively, shall ensure (and each of PubCo, Merger Sub and the Surviving Corporation shall cause its Subsidiaries to ensure) that proper provision shall be made so that the successors and assigns of the Surviving Corporation, Merger Sub or PubCo as the case may be, shall succeed to the obligations set forth in this Section 7.4.

(d) The provisions of this Section 7.4(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Acquisition Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Surviving Corporation, Merger Sub and PubCo and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Organizational Documents, or otherwise and (iv) shall survive the consummation of the Acquisition Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 7.5. Notice of Developments. From and after the date of this Agreement until the earlier of the Acquisition Closing or the termination of this Agreement in accordance with its terms, Swiss HoldCo and the Company shall promptly (and in any event prior to the Acquisition Closing) notify SPAC in writing, and SPAC shall promptly (and in any event prior to the Acquisition Closing) notify Swiss HoldCo and the Company in writing, upon any of Swiss HoldCo, the Group Companies or SPAC, as applicable, becoming aware (awareness being determined with reference to the Knowledge of the Company or the Knowledge of SPAC, as the case may be): (i) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied or (ii) of any notice or other communication from any Governmental Authority which is reasonably likely to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 7.5 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, SPAC, Swiss HoldCo or the Company, as applicable.

Section 7.6. Financials. As promptly as reasonably practicable after the date of this Agreement (but no later than September 15, 2026), the Company shall deliver to SPAC the Closing Company Accounts and any other audited and unaudited consolidated balance sheets and the related audited or unaudited consolidated accounts of the Company that are required to be included in the Proxy/Registration Statement. The Company, SPAC and PubCo shall each use its reasonable best efforts (a) to assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, any of its Subsidiaries, SPAC or PubCo, in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by SPAC or PubCo with the SEC in connection with the Transactions and (b) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

Section 7.7. No Trading. The Company acknowledges and agrees that it is aware, and that its Controlled Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of SPAC in violation of such Laws, or cause or encourage any Person to do the foregoing.

ARTICLE VIII
COVENANTS OF SPAC AND CERTAIN OTHER PARTIES

Section 8.1. Trust Account Proceeds and Related Available Equity. Upon satisfaction or waiver of the conditions set forth in Article X and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Acquisition Closing, Merger Sub (as the surviving company in the Initial Merger) (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to former SPAC Shareholders pursuant to SPAC Share Redemptions, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account to PubCo for immediate use, subject to this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 8.2. Nasdaq Listing. From the date of this Agreement through the closing of the Initial Merger, (a) SPAC shall ensure SPAC remains listed as a public company on Nasdaq and (b) PubCo shall apply for, and shall use reasonable best efforts to cause, the PubCo Ordinary Shares to be issued in connection with the Transactions to be approved for listing on Nasdaq and accepted for clearance by the DTC, subject to official notice of issuance, prior to the Acquisition Closing Date.

Section 8.3. Conduct of Business. Except (i) as contemplated or permitted by the Transaction Documents, (ii) as required by applicable Law, (iii) as set forth on Section 8.3 of the SPAC Disclosure Letter or (iv) as consented to by the Company in writing (which consent with respect to the matters set forth in Section 8.3(e), (f), (g) and (i) shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC and each Acquisition Entity (y) shall operate its business in the Ordinary Course and (z) shall not:

(a) (i) with respect to SPAC only, seek any approval from SPAC Shareholders to change, modify or amend the Trust Agreement or the SPAC Charter, except as contemplated by the Transaction Proposals or (ii) change, modify or amend the Trust Agreement or their respective Organizational Documents, except as expressly contemplated by the Transaction Proposals;

(b) (i) make or declare any dividend or distribution to SPAC Shareholders or make any other distributions in respect of any of its capital stock, share capital or Equity Securities, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or Equity Securities or (iii) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding share capital, outstanding shares of capital stock or membership interests, warrants or other Equity Securities, other than a redemption of SPAC Class A Ordinary Shares made as part of SPAC Share Redemptions;

(c) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(d) make or change any material election in respect of material Taxes, except to comply with GAAP or applicable Law;

(e) enter into, renew or amend in any material respect, any transaction or material Contract, except for material Contracts entered into in the Ordinary Course;

(f) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or other material Liability in a principal amount or amount, as applicable, exceeding $2,500,000 in the aggregate, other than (i) Indebtedness or other Liabilities expressly contemplated by this Agreement, including as set out in the SPAC Disclosure Letter or (ii) Liabilities that qualify as SPAC Transaction Expenses;

(g) make any change in its accounting principles or methods unless required by GAAP;

(h) (i) issue any Equity Securities, other than the issuance of Equity Securities of PubCo pursuant to the Subscription Agreements or this Agreement or (ii) grant any options, warrants or other equity-based awards;

(i) settle or agree to settle any litigation, action, proceeding or investigation before any Governmental Authority or that imposes injunctive or other non-monetary relief on SPAC or an Acquisition Entity;

(j) form any Subsidiary;

(k) liquidate, dissolve, reorganize or otherwise wind-up the business and operations of SPAC; or

(l) enter into any agreement to do any action prohibited under this Section 8.3;

provided, however, that during the period from the Initial Closing through the Acquisition Closing, neither Merger Sub nor PubCo shall take any action except as required or contemplated by this Agreement or the other Transaction Documents.

Section 8.4. Post-Closing Directors and Officers of PubCo. Subject to the terms of the PubCo Charter, PubCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Acquisition Closing:

(a) the board of directors of PubCo shall have been reconstituted to consist of seven (7) directors, which shall include (i) five (5) directors designated prior to the Closing (one of whom will be the chairman of the board, as designated by the Company) by the Company, and (ii) two (2) directors designated prior to the Closing by SPAC, in each case subject to such Persons passing customary background checks by PubCo; provided, however, that the board of directors shall include a number of directors qualifying as “independent” under the Nasdaq listing rules, as required by Law; and

(b) the officers of the Company holding such positions as set forth on Schedule 8.4(b) shall be the officers of PubCo, each such officer to hold office in accordance with the PubCo Charter until they are removed or resign in accordance with the PubCo Charter or until their respective successors are duly elected or appointed and qualified.

Section 8.5. Acquisition Proposals and Alternative Transactions. During the Interim Period SPAC will not, and it will cause its Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (b) furnish or disclose any non-public information to any person or entity in connection with or that could reasonably be expected to lead to a SPAC Acquisition Proposal; (c) enter into any agreement, arrangement or understanding regarding a SPAC Acquisition Proposal; or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

Section 8.6. SPAC Public Filings. From the date of this Agreement through the Acquisition Closing, each of SPAC and PubCo will use reasonable efforts to keep current, accurate and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 8.7. Section 16 Matters. Prior to the Acquisition Closing Date, SPAC shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of PubCo Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions (including the Private Placement) by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to PubCo, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.8. Voting of Swiss HoldCo Shares. At any meeting of the shareholders of Swiss HoldCo called to seek the Swiss HoldCo Shareholders’ Approval, or at any adjournment thereof, or in connection with any written consent of the shareholders of Swiss HoldCo or in any other circumstances upon which a vote, consent or other approval with respect to this Agreement, any other Transaction Document, the Acquisition Merger, or any other Transaction is sought, SPAC (a) shall, if a meeting is held, appear at such meeting or otherwise cause the Swiss HoldCo Shares for which SPAC has received a proxy pursuant to the Shareholder Support Agreements to be counted as present at such meeting for purposes of establishing a quorum and respond to each request by Swiss HoldCo for written consent, if any, and (b) shall vote or cause to be voted (including by written consent, if applicable) such Swiss HoldCo Shares in favor of granting the Swiss HoldCo Shareholders’ Approval.

ARTICLE IX
JOINT COVENANTS

Section 9.1. Regulatory Approvals; Other Filings.

(a) Each of Swiss HoldCo, the Company, SPAC and the Acquisition Entities shall use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of Swiss HoldCo, the Company, SPAC and the Acquisition Entities shall (i) make all filings and submissions as are required under the HSR Act and any other applicable antitrust Laws promptly (and in any event within ten (10) Business Days) following the date of this Agreement and (ii) use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as possible after the execution of this Agreement.

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, SPAC and the Acquisition Entities shall (i) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to SPAC, and SPAC and the Acquisition Entities shall promptly furnish to the Company, copies of any material, substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed material, substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of SPAC or any of the Acquisition Entities shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the Company; provided, further, that neither the Company nor any Acquisition Entity shall enter into any agreement with any Governmental Authority with respect to the Transactions which (i) as a result of its terms delays in any material respect the consummation of, or prohibits, the Transactions or (ii) adds any condition to the consummation of the Transactions, in any such case, without the prior written consent of SPAC. To the extent not prohibited by Law, the Company agrees to provide SPAC and its counsel, and SPAC and the Acquisition Entities agree to provide to the Company and its counsel, the opportunity, to the extent practical, on reasonable advance notice, to participate in any material substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority (other than a Specified Governmental Authority), on the other hand, concerning or in connection with the Transactions. Each of the Company, SPAC and the Acquisition Entities agrees to make all filings, to provide all information required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

(c) SPAC shall be responsible for and pay all filing fees payable to the Governmental Authorities and the Exchange Agent in connection with the Transactions, including such filing fees payable by an Acquisition Entity.

Section 9.2. Preparation of Proxy/Registration Statement; SPAC Shareholders’ Meeting and Approvals; Company Shareholders’ Meeting and Approvals.

(a) Proxy/Registration Statement.

(i) As promptly as reasonably practicable after the execution of this Agreement, SPAC, the Acquisition Entities, Swiss HoldCo and the Company shall prepare, and PubCo shall file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement, the “Proxy/Registration Statement”) relating to the SPAC Shareholders’ Meeting to approve and adopt: (A) the Business Combination, this Agreement and the other Transaction Documents, the Mergers and the other Transactions, (B) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto, (C) any other proposals as reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (D) adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (D), collectively, the “Transaction Proposals”). SPAC, the Acquisition Entities and the Company each shall use their commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company, SPAC and PubCo shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of PubCo Ordinary Shares pursuant to this Agreement. Each of the Company, SPAC and PubCo also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, SPAC shall use reasonable best efforts to within five Business Days thereof, mail the Proxy/Registration Statement to the SPAC Shareholders. Each of SPAC, PubCo and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of SPAC, PubCo, the Company or their respective Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions. SPAC shall be responsible for all fees and expenses incurred in connection with preparing and filing the Proxy/Registration Statement and the receipt of stock exchange approval in connection with the listing of PubCo Ordinary Shares issued in connection with the Acquisition Closing.

(ii) Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by SPAC, PubCo and the Company. SPAC and PubCo will advise the Company, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of PubCo Ordinary Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide the Company a reasonable opportunity to provide comments and amendments to any such filing. SPAC, PubCo and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(iii) If, at any time prior to the Acquisition Effective Time, any event or circumstance relating to SPAC, an Acquisition Entity or their respective officers or directors, should be discovered by SPAC or an Acquisition Entity which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, SPAC or PubCo, as the case may be, shall promptly inform the Company. If, at any time prior to the Acquisition Effective Time, any event or circumstance relating to the Company, any of its Subsidiaries or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, the Company shall promptly inform SPAC and PubCo. Thereafter, SPAC, PubCo and the Company shall promptly cooperate in the preparation and filing of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information and SPAC and PubCo shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Shareholders.

(b) SPAC Shareholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, convene and hold a meeting of the SPAC Shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) to be held as promptly as reasonably practicable following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals and obtaining the SPAC Shareholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing SPAC Shareholders with the opportunity to elect to effect a SPAC Share Redemption and such other matter as may be mutually agreed by SPAC and the Company. SPAC will use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the adoption of the Transaction Proposals, including the SPAC Shareholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Shareholders’ Approval and (B) to obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, Nasdaq rules and the SPAC Charter. SPAC (A) shall consult with the Company regarding the record date and the date of the SPAC Shareholders’ Meeting and (B) shall not adjourn or postpone the SPAC Shareholders’ Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC shall adjourn or postpone the SPAC Shareholders’ Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC or PubCo reasonably determines (following consultation with the Company, except with respect to any Company Acquisition Proposal) is necessary to comply with applicable Laws, is provided to the SPAC Shareholders in advance of a vote on the adoption of this Agreement, (2) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, there are insufficient SPAC Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Shareholders’ Meeting, or (3) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, adjournment or postponement of the SPAC Shareholders’ Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Shareholders’ Approval; provided further, however, that SPAC shall adjourn or postpone on not more than three occasions and so long as the date of the SPAC Shareholders’ Meeting is not adjourned or postponed more than an aggregate of 45 consecutive days in connection with such adjournment or postponement.

(ii) The Proxy/Registration Statement shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Shareholders vote in favor of the Transaction Proposals at the SPAC Shareholders’ Meeting (such statement, the “SPAC Board Recommendation”) and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation.

(c) Swiss HoldCo Shareholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, Swiss HoldCo shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Swiss HoldCo Shareholders (the “Swiss HoldCo Shareholders’ Meeting”) to be held as promptly as reasonably practicable following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of obtaining the Swiss HoldCo Shareholders’ Approval and such other matter as may be mutually agreed by SPAC and Swiss HoldCo. Swiss HoldCo will use its reasonable best efforts (A) to solicit from its shareholders proxies in favor of the Swiss HoldCo Shareholders’ Approval and (B) to obtain the vote or consent of its shareholders required by and in compliance with all applicable Law. Swiss HoldCo (y) shall set the date of the Swiss HoldCo Shareholders’ Meeting to be twenty days after the Proxy/Registration Statement is declared effective and (z) shall not adjourn the Swiss HoldCo Shareholders’ Meeting without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed).

(ii) Swiss HoldCo shall send meeting materials to the Swiss HoldCo Shareholders which shall seek the Swiss HoldCo Shareholders’ Approval and shall include in all such meeting materials it sends to the Swiss HoldCo Shareholders in connection with the Swiss HoldCo Shareholders’ Meeting a statement to the effect that the Swiss HoldCo Board has unanimously recommended that the Swiss HoldCo Shareholders vote in favor of the Swiss HoldCo Shareholders’ Approval (such statement, the “Swiss HoldCo Board Recommendation”) and neither the Swiss HoldCo Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Swiss HoldCo Board Recommendation.

Section 9.3. Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, (a) Swiss HoldCo shall, and shall cause its Subsidiaries to, and (b) each of SPAC and the Acquisition Entities shall, (i) use commercially reasonable efforts to obtain all material consents and approvals of third parties that Swiss HoldCo and any of its Subsidiaries or any of SPAC or any of the Acquisition Entities, as applicable, are required to obtain in order to consummate the Transactions, (ii) cooperate to cause the name of the Surviving Corporation to be changed effective as of the Acquisition Closing Date to “Terra Quantum AG”, including through the adoption of the appropriate corporate resolutions, and (iii) use commercially reasonable efforts to take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article X (including, in the case of SPAC and PubCo, the use of commercially reasonable efforts to enforce its rights under the Subscription Agreements) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, however, that, notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, including this Article IX, shall require Swiss HoldCo, any of its Subsidiaries, SPAC or any Acquisition Entity or any of their respective Affiliates to (A) commence or threaten to commence, pursue or defend against any Action, whether judicial or administrative, (B) seek to have any stay or Governmental Order vacated or reversed, (C) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of PubCo, Swiss HoldCo or any of its Subsidiaries or SPAC, (D) take or commit to take actions that limit the freedom of action of any of PubCo, Swiss HoldCo, any of its Subsidiaries or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of PubCo, Swiss HoldCo, any of its Subsidiaries or SPAC, or (E) grant any financial, legal or other accommodation to any other Person, including agreeing to change any of the terms of the Transactions.

Section 9.4. Tax Matters.

(a) Each of SPAC, the Acquisition Entities and Swiss HoldCo shall (i) use its respective commercially reasonable efforts to cause the Transactions to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action (or fail to take any action) which to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment and (ii) cause, in each case for U.S. federal income tax purposes, Merger Sub to elect to be disregarded as an entity separate from its owner for U.S. federal income tax purposes as of the effective date of its formation and not subsequently change such classification effective on or prior to the Initial Closing Date. Each of SPAC, the Acquisition Entities and the Group Companies shall report the Transactions consistently with the Intended Tax Treatment and the immediately preceding sentence, and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a change in applicable Law after the date hereof or pursuant to a final “determination” within the meaning of Section 1313(a) of the Code. Each of SPAC, the Acquisition Entities and the Group Companies agrees to promptly notify each other of any challenge to the Intended Tax Treatment by any Governmental Authority.

(b) In the event that SPAC, the Acquisition Entities, Swiss HoldCo or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax Treatment of the Mergers, or the SEC requests or requires tax opinions, each party shall use reasonable efforts to execute and deliver customary tax representation letters (not to be inconsistent with this Agreement or the other Transaction Documents) as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor. If the SEC (or its staff) requests or requires any opinion on the Intended Tax Treatment of the SPAC Reorganization or other tax consequences to SPAC Shareholders, SPAC shall cause such opinion (as so required or requested) to be provided. If the SEC (or its staff) requests or requires any opinion on the Intended Tax Treatment of the Acquisition Merger or other tax consequences to Swiss HoldCo Shareholders, Swiss HoldCo shall cause such opinion (as so required or requested) to be provided. For the avoidance of doubt, a tax opinion regarding the Intended Tax Treatment is not a condition to closing.

(c) The parties hereto shall use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person or take any other reasonable action as may be necessary to mitigate, reduce or eliminate any Transfer Tax.

(d) SPAC, Acquisition Entities, Swiss HoldCo or the Company, as applicable, shall promptly notify the other party in writing if, before the Initial Closing Date or Acquisition Closing Date, as applicable, it determines that it is not reasonable for the Transactions to qualify for the Intended Tax Treatment, as applicable. Following such notice, the notifying party may propose amendments to the terms of this Agreement that such person believes could reasonably facilitate such qualification without adversely affecting the rights and commercial position of SPAC, Acquisition Entities, Swiss HoldCo, the Company, and their respective shareholders and warrant or option holders. In that case, each other party shall consider in good faith the proposed amendments and, if it determines in good faith that they would not result in unreasonable delay to Initial Closing and/or Acquisition Closing and would not adversely affect the rights or commercial position of SPAC, Swiss HoldCo, the Company, and their respective shareholders and warrant or option holders, the parties shall use commercially reasonable efforts to effect any such amendments.

(e) In the event of any investment (including any “PIPE” investment) in shares or stock rights of any Person that have the effect of entitling the holder thereof to receive shares in PubCo in connection with any of the Mergers (other than, for the avoidance of doubt, open market purchases of SPAC Units, SPAC Ordinary Shares or other SPAC Equity Securities), the parties shall use reasonable best efforts to structure such investment in a manner that would not reasonably be expected to result in any of the Mergers failing to qualify for the Intended Tax Treatment.

Section 9.5. PIPE Financing. Each of Swiss HoldCo, the Company, SPAC and the Acquisition Entities shall use their respective reasonable best efforts to obtain, in the aggregate, at least $30,000,000 in committed PIPE Investments or other transaction financing (including any equity investments, debt financing or similar arrangements) prior to the Initial Closing. Such efforts shall include, without limitation, engaging with potential investors, negotiating and executing Subscription Agreements or other definitive documentation, and cooperating with reasonable requests from potential financing sources for due diligence, information and documentation. Each party shall keep the other parties reasonably informed of the status of any such financing efforts and shall promptly notify the other parties of any material developments with respect thereto.

Section 9.6. Stockholder Litigation. Swiss HoldCo and, prior to the Initial Closing, PubCo shall promptly advise SPAC, and SPAC and, following the Initial Closing, PubCo, shall promptly advise Swiss HoldCo, as the case may be, of any Action commenced (or to the Knowledge of the Company or PubCo or the Knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors or officers by any Swiss HoldCo Shareholder, Company Shareholder or SPAC Shareholder relating to this Agreement, the Mergers or any of the other Transactions (any such Action, “Stockholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Stockholder Litigation. Other than with respect to any Stockholder Litigation where the parties identified in this sentence are adverse to each other or in the context of any Stockholder Litigation related to or arising out of a Company Acquisition Proposal or a SPAC Acquisition Proposal, (a) Swiss HoldCo and, prior to the Initial Closing, PubCo shall give SPAC a reasonable opportunity to participate in the defense or settlement of any such Stockholder Litigation (and consider in good faith the suggestions of SPAC in connection therewith) brought against Swiss HoldCo, the Company or PubCo, any of their respective Subsidiaries or any of their respective directors or officers and no such settlement shall be agreed to without the SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (b) SPAC and, following the Initial Closing, PubCo, shall give Swiss HoldCo a reasonable opportunity to participate in the defense or settlement of any such Stockholder Litigation (and consider in good faith the suggestions of Swiss HoldCo in connection therewith) brought against SPAC, any of its Subsidiaries or any of its directors or officers, and no such settlement shall be agreed to without Swiss HoldCo’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE X
CONDITIONS TO OBLIGATIONS

Section 10.1. Conditions to Obligations of SPAC, the Acquisition Entities, and Swiss HoldCo. The obligations of SPAC and the Acquisition Entities to consummate, or cause to be consummated, the Transactions to occur at the Initial Closing (and, solely with respect to the condition set forth in Sections 10.1(a)-(d), the Acquisition Closing) and the obligations of Swiss HoldCo to consummate, or cause to be consummated, the Transactions to occur at the Acquisition Closing, are each subject to the satisfaction of the following conditions, any one or more of which may only be waived jointly in writing by the parties:

(a) The SPAC Shareholders’ Approval shall have been obtained;

(b) The Company Shareholders’ Approval shall have been obtained;

(c) The Swiss HoldCo Shareholders’ Approval shall have been obtained;

(d) The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(e) (i) PubCo’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and, immediately following the Acquisition Closing, PubCo shall satisfy any applicable initial and continuing listing requirements of Nasdaq and PubCo shall not have received any notice of non-compliance therewith, and (ii) the PubCo Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance;

(f) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether prior to the date of this Agreement or thereafter and whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Initial Closing or the Acquisition Closing illegal or which otherwise prevents or prohibits consummation of the Initial Closing or the Acquisition Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial; and

(g) There shall be a combined company directors’ and officers’ liability insurance policy established and secured, which policy shall provide tail coverage for SPAC, containing coverage in an amount not less than the existing coverage and with terms consistent with the requirements of Section 7.4(b).

(h) The SPAC shall have obtained an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions stating that the consideration paid by the SPAC in the Transaction is fair to the SPAC from a financial point of view.

Section 10.2. Conditions to Obligations of SPAC at Initial Closing. The obligations of SPAC to consummate, or cause to be consummated, the Transactions to occur at the Initial Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) The Company Fundamental Representations shall be true and correct in all material respects as of the Initial Closing Date as if made at the Initial Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date). The representations and warranties contained in Section 3.2(a) (Capitalization and Voting Rights) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Initial Closing Date as if made at the Initial Closing Date. Each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the Initial Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date) except for inaccuracies or the failure of such representations and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein, other than in Section 3.11(f) (Liabilities)) individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect; and

(b) Each of the covenants of the Company to be performed as of or prior to the Initial Closing Date shall have been performed in all material respects;

(c) Each Acquisition Entity shall have executed and delivered to SPAC a Joinder;

(d) Swiss HoldCo shall have been duly incorporated and validly existing under the Laws of Switzerland and Swiss HoldCo shall have executed and delivered to SPAC a Joinder;

(e) The representations and warranties of Swiss HoldCo contained in Article VI shall be true and current in all material respects as of the Acquisition Closing Date as if made at the Acquisition Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except for inaccuracies or the failure of such representations and warranties to be true and correct that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on the ability of Swiss HoldCo to consummate the Transactions;

(f) Each of the covenants of Swiss HoldCo to be performed as of or prior to the Initial Closing Date or the Acquisition Closing Date, as applicable shall have been performed in all material respects; and

(g) Each Employment Agreement shall have been duly executed and delivered by PubCo and each applicable Senior Management Member.

Section 10.3. Conditions to Obligations of the Company at Initial Closing. The obligations of the Company to consummate, or cause to be consummated, the Transactions to occur at the Initial Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) The representations and warranties contained in Section 4.4 (Authorization) and Section 4.8(a) (Absence of Changes) shall be true and correct in all material respects as of the Initial Closing Date as if made at the Initial Closing Date. The representations and warranties contained in Section 4.2(a) (Capitalization and Voting Rights) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Initial Closing Date as if made at the Initial Closing Date. Each of the other representations and warranties of SPAC and the Acquisition Entities contained in this Agreement shall be true and correct as of the Initial Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date) except for inaccuracies or the failure of such representations and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or another similar materiality qualification set forth therein, other than in Section 4.7(d)(i) (Financial Statements)) individually or in the aggregate, has not had, and would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect;

(b) The Company shall have received from the Federal Tax Administration of Switzerland and the Cantonal Tax Authorities of St. Gallen, Switzerland, a favorable tax ruling confirmation with respect to the treatment of the Transactions for purposes of (i) Swiss corporate income tax, (ii) Swiss withholding tax, (iii) Swiss issuance stamp duty and Swiss transfer stamp duty, and (iv) Swiss income tax;

(c) PubCo shall have received from the Federal Tax Administration of Switzerland and the Cantonal Tax Authorities of St. Gallen, Switzerland, a favorable tax ruling confirmation with respect to the treatment of the contribution of Merger Sub Shares for purposes of (i) Swiss corporate income tax, (ii) Swiss withholding tax, (iii) Swiss issuance stamp duty and Swiss transfer stamp duty, and (iv) Swiss income tax; and

(d) Each of the covenants of SPAC and each of the Acquisition Entities to be performed as of or prior to the Initial Closing Date shall have been performed in all material respects.

Section 10.4. Frustration of Conditions. None of SPAC, the Acquisition Entities, Swiss HoldCo, or the Company may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such party’s failure to comply in all material respects with its obligations under Section 9.3.

ARTICLE XI
TERMINATION/EFFECTIVENESS

Section 11.1. Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of the Company and SPAC;

(b) by written notice from the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from the Company or SPAC to the other if the Acquisition Closing shall not have occurred on the 30th Business Day following the occurrence of the Initial Closing;

(d) by written notice from the Company to SPAC regarding the failure to obtain the required vote at the SPAC Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(e) by written notice from the Company to SPAC for breach of Section 10.3(d);

(f) by written notice to the Company from SPAC if there is any breach of any representation, warranty, covenant or agreement on the part of the Company or Swiss HoldCo set forth in this Agreement, such that the conditions specified in Section 10.2 would not be satisfied at the relevant Closing Date (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company or Swiss HoldCo, as applicable, then, for a period of up to 30 days after receipt by the Company of notice from SPAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided, however, that other than with respect to a breach a Company Fundamental Representation which SPAC always retains the right to terminate this Agreement pursuant to this Section 11.1(f), SPAC may not terminate this Agreement pursuant to this Section 11.1(f) on the basis of any breach of any representation or warranty of the Company or Swiss HoldCo if the facts or circumstances giving rise to such breach were discovered by SPAC or its Representatives during SPAC’s diligence review of the Company and Swiss HoldCo conducted during the Diligence Review Period;

(g) by written notice to SPAC from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of SPAC, Sponsor or Sponsor Affiliate, or any Acquisition Entity set forth in this Agreement, such that the conditions specified in Section 10.3 would not be satisfied at the relevant Closing Date (a “Terminating SPAC Breach”), except that if any such Terminating SPAC Breach is curable by SPAC, Sponsor or Sponsor Affiliate then, for a period of up to 30 days after receipt by SPAC of notice from the Company of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period;

(h) by written notice from SPAC to the Company if the SPAC Shareholders’ Approval shall not have been obtained at the SPAC Shareholders’ Meeting, or at any adjournment or postponement thereof taken in accordance with this Agreement, which termination right shall not be exercisable by SPAC if SPAC has materially breached any of its obligations under the proviso to Section 9.2(b);

(i) by written notice from Swiss HoldCo to SPAC if the Swiss HoldCo Shareholders’ Approval shall not have been obtained at the Swiss HoldCo Shareholders’ Meeting, or at any adjournment or postponement thereof taken in accordance with this Agreement, which termination right shall not be exercisable by Swiss HoldCo if Swiss HoldCo has materially breached any of its obligations under the proviso to Section 9.2(c);

(j) by either SPAC or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the date that is one (1) year after the initial filing date of the Proxy/Registration Statement with the SEC; or

(k) by written notice from the Company to SPAC if the SPAC Board shall have publicly withdrawn, modified or changed, in any manner that is adverse to the Company, its approval or recommendation to the shareholders of SPAC with respect to any of the Transaction Proposals.

(l) by written notice from SPAC to the Company, delivered during the Diligence Review Period, if SPAC determines, in its sole and absolute discretion, that the results of its continuing due diligence investigation of the Company, Swiss HoldCo or the Transactions are not satisfactory to SPAC (a “Diligence Termination”).

Section 11.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of the Company, Swiss HoldCo, SPAC or any Acquisition Entity, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 11.2, Section 11.3, Section 9.1(c), Section 9.2(a)(i), Section 13.1, Section 13.7, Section 13.8 and Section 13.15 shall survive any termination of this Agreement.

Section 11.3. Diligence Termination Fee. If this Agreement is terminated by SPAC pursuant to Section 11.1(l), then Douglas Ward shall pay or cause to be paid to the Company, by wire transfer of immediately available funds to one or more accounts designated by the Company, a termination fee in the amount of $15,000,000 (the “Diligence Termination Fee”) within five (5) Business Days after such termination. Notwithstanding anything to the contrary contained in this Agreement, upon the payment in full of the Diligence Termination Fee, none of SPAC, Sponsor, Mr. Ward or any of their respective Affiliates shall have any further liability or obligation to the Company, Swiss HoldCo or any of their respective Affiliates arising out of or in connection with this Agreement or the termination thereof (other than with respect to any willful and material breach of this Agreement occurring prior to such termination). The parties acknowledge that (i) the agreements contained in this Section 11.3 are an integral part of the Transactions, (ii) without these agreements, the parties would not have entered into this Agreement, and (iii) the Diligence Termination Fee is not a penalty, but rather constitutes liquidated damages, in a reasonable amount that will compensate the Company, in the circumstances in which such fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Mr. Ward acknowledges and agrees that it is a party to this Agreement solely for purposes of this Section 11.3 and shall have no rights or obligations under this Agreement other than as set forth in this Section 11.3.

ARTICLE XII
NON-SURVIVAL

Section 12.1. Non-Survival. The representations, warranties, agreements and covenants in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement shall terminate at the Acquisition Closing, except for (a) those covenants and agreements that by their terms expressly contemplate performance in whole or in part after the Acquisition Closing and (b) Article XIII and any corresponding definitions set forth in Article I, in each case of (a) and (b), which shall survive the Acquisition Closing. For the avoidance of doubt, neither party nor any of their respective Affiliates, officers, directors, shareholders or Representatives shall have any liability following the Acquisition Closing for any breach of any representation, warranty, covenant or agreement contained in this Agreement (other than covenants and agreements that by their terms expressly contemplate performance in whole or in part after the Acquisition Closing), and no claim may be brought by any Person against any party or any of their respective Affiliates, officers, directors, shareholders or Representatives with respect thereto.

ARTICLE XIII
MISCELLANEOUS

Section 13.1. Trust Account Waiver. Notwithstanding anything to the contrary set forth in this Agreement, the Company and each Acquisition Entity acknowledges that it has read the publicly filed final prospectus of SPAC, filed with the SEC on June 18, 2026 (File No. 333-287279), including the form of investment management trust agreement by and between SPAC and Continental Stock Transfer & Trust Company, and understands that SPAC has established the trust account described therein (the “Trust Account”) for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company and each Acquisition Entity further acknowledges and agrees that SPAC’s sole assets consist of the cash proceeds of SPAC’s initial public offering (the “IPO”) and private placements of its securities occurring simultaneously with the IPO, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. Accordingly, subject to the immediately following sentence, the Company (on behalf of itself and its Affiliates) and each Acquisition Entity hereby waives any past, present or future claim of any kind arising out of this Agreement against, and any right to access, the Trust Account, any trustee of the Trust Account and SPAC to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. Notwithstanding the foregoing, nothing in this Section 13.1 shall (a) be deemed to limit, waive or release any right, claim or cause of action of the Company or any Acquisition Entity (i) against SPAC, the Sponsor, PubCo, Merger Sub, the Surviving Corporation or any of their respective Affiliates (other than the Trust Account itself) based upon, arising out of or relating to common law fraud, willful and intentional misrepresentation or willful and intentional breach of this Agreement by SPAC or any Acquisition Entity, (ii) with respect to any monies that have been released or disbursed from the Trust Account to SPAC, PubCo, the Surviving Corporation or any of their respective Affiliates (whether for working capital, taxes, or otherwise), which released amounts shall not be subject to this waiver, (iii) for any expense reimbursement, termination fee or other payment expressly required to be paid by SPAC or any Acquisition Entity to the Company under this Agreement, in each case to the extent payable from sources other than the Trust Account, or (iv) for specific performance, injunctive relief or any other equitable, non-monetary remedy available under this Agreement, including under Section 13.17; and (b) apply, or continue to apply, from and after the Acquisition Closing or the release and termination of the Trust Account in accordance with its terms, it being understood that this Section 13.1 applies only for so long as monies are actually held in the Trust Account. This Section 13.1 shall survive the termination of this Agreement for any reason, subject to the carve-outs set forth in the immediately preceding sentence.

Section 13.2. Shareholder Representative.

(a) Authority of Shareholder Representative. By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal, each Swiss HoldCo Shareholder shall have irrevocably authorized and appointed Shareholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person solely with respect to the Earnout Shares and earnout-related matters under Section 2.7 (and not with respect to any other matters under this Agreement) and to take any and all actions and make any decisions required or permitted to be taken by Shareholder Representative in connection therewith, including the exercise of the power to:

(i) give and receive notices and communications from PubCo with respect to the Earnout Shares and the satisfaction or non-satisfaction of any VWAP Condition or other Earnout Event under Section 2.7;

(ii) review and verify PubCo’s calculations with respect to whether any VWAP Condition or other Earnout Event has been satisfied, and to raise any disputes with PubCo in connection therewith on behalf of the Swiss HoldCo Shareholders;

(iii) enforce PubCo’s obligations to issue Earnout Shares in accordance with Section 2.7, including by commencing or participating in any Action to compel such issuance;

(iv) make determinations and take actions with respect to any Change of Control acceleration under Section 2.7;

(v) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Shareholder Representative in complying with its duties and obligations hereunder; and

(vi) take all actions necessary or appropriate in the good faith judgment of Shareholder Representative for the accomplishment of the foregoing.

(b) PubCo shall be entitled to deal exclusively with Shareholder Representative on all matters relating to the Earnout Shares and Section 2.7, and shall be entitled to rely conclusively on any document executed or purported to be executed on behalf of any Swiss HoldCo Shareholder by Shareholder Representative, and on any other action taken or purported to be taken on behalf of any Swiss HoldCo Shareholder by Shareholder Representative, as being fully binding upon such Person. Any decision or action by Shareholder Representative on all matters relating to the Earnout Shares and Section 2.7 shall constitute a decision or action of all Swiss HoldCo Shareholders and shall be final, binding and conclusive upon each such Person. No Swiss HoldCo Shareholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 13.2, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more Swiss HoldCo Shareholders, or by operation of Law.

(c) Resignation or Removal of Shareholder Representative. The Shareholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Swiss HoldCo Shareholders according to the number of Swiss HoldCo Shares held by each of the Swiss HoldCo Shareholders as of immediately prior to the Acquisition Closing (the “Majority Holders”); provided, however, in no event shall Shareholder Representative resign or be removed without the Majority Holders having first appointed a new Shareholder Representative who shall assume such duties immediately upon the resignation or removal of Shareholder Representative. In the event of the death, incapacity, resignation or removal of Shareholder Representative, a new Shareholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Shareholder Representative shall be sent to PubCo, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by PubCo; provided, that until such notice is received, PubCo shall be entitled to rely on the decisions and actions of the prior Shareholder Representative as described in Section 13.2(a) above.

(d) No Liability; Indemnification. The Shareholder Representative shall not be liable to the Swiss HoldCo Shareholders for actions taken pursuant to this Section 13.2 or Section 2.7, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence, fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Shareholder Representative shall be conclusive evidence of good faith). The Swiss HoldCo Shareholders shall severally and not jointly (pro rata in accordance with the number of Swiss HoldCo Shares held by each of the Swiss HoldCo Shareholders as of immediately prior to the Acquisition Closing), indemnify and hold harmless Shareholder Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Shareholder Representative under this Section 13.2 and Section 2.7 (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of the Shareholder Representative, the Shareholder Representative shall reimburse the Swiss HoldCo Shareholders for the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith.

Section 13.3. Waiver. Any party to this Agreement may, at any time prior to the Acquisition Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 13.4. Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other parties). Any such notice, demand or communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt), and (d) if sent by registered post, five days after posting. The initial addresses and email addresses of the parties for the purpose of this Agreement are:

(a) If to SPAC or any Acquisition Entity, to:

Axiom Intelligence Acquisition Corp 1

Berkeley Square House

2nd Floor Berkeley Square

Email: richard@aiac1.com

Attn: Richard Dodd, Executive Chairman

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Fl

New York, NY 10105

Email: jdeblinger@egsllp.com

Attention: Jonathan H. Deblinger

(b) If to Swiss HoldCo, the Company or the Shareholder Representative, to:

Terra Quantum AG

Kornhausstrasse 25, 9000

St. Gallen, Switzerland

Email: Markus Pflitsch

Email address: pflitsch@terraquantum.swiss

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, Texas 77002

Email: mblankenship@winston.com

Attention: Michael J. Blankenship

Kellerhals Carrard

Henric Petri-Strasse 35

4051 Basel

Switzerland

Email: marc.hanslin@kellerhals-carrard.ch

Attention: Marc Hanslin

HEUSSEN Rechtsanwaltsgesellschaft mbH

Brienner Straße 9 / Amiraplatz

80333 Munich
Germany

Email: Clemens.Richter@heussen-law.de

Attention: Clemens Richter

Section 13.5. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 13.6. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company or any of its Subsidiaries, or any participant in any Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (c) limit the right of SPAC, the Company, any Acquisition Entity or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Acquisition Closing; provided, however, that (i) the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.4, (ii) the Company Non-Recourse Parties and the SPAC Non-Recourse Parties (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 13.18 and (iii) the SPAC Director is an intended third party beneficiary of, and may enforce, after the Initial Closing and prior to the Acquisition Closing, this Section 13.6 (iii) and all rights described in this Agreement as being rights of SPAC.

Section 13.7. Expenses. Except as set forth in Sections 9.1(c) and Section 9.2(a)(i), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, however, that if the Acquisition Closing shall occur, PubCo shall pay or cause to be paid, in accordance with Section 2.4(b) the SPAC Transaction Expenses and the Company Transaction Expenses.

Section 13.8. Governing Law. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state (provided that the fiduciary duties of the Board of Directors of the Company and the Board of Directors of SPAC, the Initial Merger and the Acquisition Merger with respect to the Initial Merger or Acquisition Merger, and any acts of the Company and the PubCo for which mandatory law provisions apply shall in each case be governed by the laws of the Cayman Islands or Switzerland, as applicable).

Section 13.9. Consent to Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 13.4 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 13.9.

Section 13.10. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 13.11. Disclosure Letters. The Disclosure Letters (including any section thereof) referenced in this Agreement are a part of this Agreement as if fully set forth herein. All references in this Agreement to the Disclosure Letters (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter to which it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality or that the facts underlying such information constitute a Company Material Adverse Effect or a SPAC Material Adverse Effect, as applicable.

Section 13.12. Entire Agreement. This Agreement (together with the Disclosure Letters) and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in the Transaction Documents.

Section 13.13. Amendments. This Agreement may be amended or modified in whole or in part prior to the Initial Merger Effective Time, only by a duly authorized agreement in writing in the same manner as this Agreement, which makes reference to this Agreement and which shall be executed by the Company and SPAC; provided, however, that after the Company Shareholders’ Approval or the SPAC Shareholders’ Approval has been obtained, there shall be no amendment or waiver that by applicable Law requires further approval by the shareholders of the Company or the shareholders of SPAC, respectively, without such approval having been obtained.

Section 13.14. Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Acquisition Closing be subject to the prior mutual approval of SPAC and the Company; provided, that no such party shall be required to obtain consent pursuant to this Section 13.14(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 13.14(a).

(b) The restriction in Section 13.14(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall, to the extent practicable, use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

Section 13.15. Confidentiality. Except as necessary to complete the Proxy Statement, the Group Companies, on the one hand, and SPAC and Acquisition Entities, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement.

Section 13.16. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained in this Agreement that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

Section 13.17. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waiver any requirement for the securing or posting of any bond in connection therewith.

Section 13.18. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, Swiss HoldCo, SPAC, and the Acquisition Entities as named parties hereto. Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto) and, in the case of Sponsor and Sponsor Affiliate, pursuant to the Transaction Documents to which they are a party, (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of the Company, Swiss HoldCo or any Affiliate of the Company or Swiss HoldCo (each, a “Company Non-Recourse Party”) or of SPAC or any Acquisition Entity (each, an “SPAC Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Swiss HoldCo, SPAC or the Acquisition Entities under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 13.19. Conflicts and Privilege.

(a) The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Acquisition Closing between or among (x) the Sponsor, the shareholders or holders of other equity interests of SPAC or the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (other than PubCo or the Surviving Corporation) (collectively, the “Axiom Group”), on the one hand, and (y) PubCo, the Surviving Corporation or any member of the Terra Quantum Group, on the other hand, any legal counsel, including Ellenoff Grossman & Schole LLP (each an “Acquirer Counsel”), that represented SPAC or the Sponsor prior to the Acquisition Closing may represent the Sponsor or any other member of the Axiom Group, in such dispute even though the interests of such Persons may be directly adverse to PubCo or the Surviving Corporation, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for PubCo, the Surviving Corporation or the Sponsor. The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns (including, after the Acquisition Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Acquisition Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among SPAC, the Sponsor or any other member of the Axiom Group, on the one hand, and any Acquirer Counsel, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Axiom Group after the Acquisition Closing, and shall not pass to or be claimed or controlled by PubCo or the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Acquisition Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of PubCo and the Surviving Corporation.

(b) The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Acquisition Closing between or among (x) the shareholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than PubCo or the Surviving Corporation) (collectively, the “Terra Quantum Group”), on the one hand, and (y) the Surviving Corporation or any member of the Axiom Group, on the other hand, any legal counsel, including Winston & Strawn LLP, Heussen Rechtsanwaltsgesellschaft mbH, Kellerhals Carrard and Niedermann Rechtsanwälte (each, “Target Counsel”) that represented the Company prior to the Acquisition Closing may represent any member of the Terra Quantum Group in such dispute even though the interests of such Persons may be directly adverse to PubCo and the Surviving Corporation, and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for PubCo and the Surviving Corporation. The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns (including, after the Acquisition Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Acquisition Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among the Company or any member of the Terra Quantum Group, on the one hand, and any Target Counsel, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Terra Quantum Group after the Acquisition Closing, and shall not pass to or be claimed or controlled by PubCo or the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by SPAC or Sponsor prior to the Acquisition Closing with the Company under a common interest agreement shall remain the privileged communications or information of PubCo or the Surviving Corporation.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SPAC:

AXIOM INTELLIGENCE Acquisition Corp 1

By:	/s/ Richard Dodd
	Name:	Richard Dodd
	Title:	Executive Chairman

[Signature Page to Business Combination Agreement]

COMPANY:

TERRA QUANTUM AG

By:	/s/ Markus Pflitsch
	Name:	Markus Pflitsch
	Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

SHAREHOLDER REPRESENTATIVE:

/s/ Markus Pflistch
Markus Pflistch

[Signature Page to Business Combination Agreement]

/s/ Douglas Ward
Douglas Ward

[Signature Page to Business Combination Agreement]